UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CERNER CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1) Title of each class of securities to which transaction applies:
___________________________________________________________________________________

(2) Aggregate number of securities to which transactions applies:
___________________________________________________________________________________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0‑11:
___________________________________________________________________________________

(4) Proposed maximum aggregate value of transaction:
___________________________________________________________________________________

(5) Total fee paid:
___________________________________________________________________________________

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
___________________________________________________________________________________

(2) Form, Schedule or Registration Statement No.:
___________________________________________________________________________________

(3) Filing Party:
___________________________________________________________________________________

(4) Date Filed:
___________________________________________________________________________________

April 24, 2017

Dear Shareholder:

You are cordially invited to attend the Annual Shareholders' Meeting of Cerner Corporation to be held at 10:00 a.m., local time, on Wednesday, May 24, 2017, at The Cerner Round Auditorium in the Cerner Vision Center, located on the Cerner campus at 2850 Rockcreek Parkway, North Kansas City, Missouri 64117.

Details of the business to be conducted at the Annual Shareholders' Meeting are provided in the attached Notice of Annual Shareholders' Meeting and Proxy Statement. We will also report on matters of current interest to our shareholders and answer questions.

We hope you will be able to attend the meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure they are represented at the meeting. You may submit your proxy vote by telephone or internet as described in the following materials or by completing and signing the enclosed Proxy Card and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote for shares held in your name, you may do so automatically by voting in person at the meeting.

Promptly voting by telephone or internet or returning your Proxy Card in the enclosed postage prepaid envelope will help ensure that as many shares as possible are represented.

Very truly yours,

CERNER CORPORATION

Neal L. Patterson
Chairman of the Board of Directors and
Chief Executive Officer

CERNER CORPORATION
2800 ROCKCREEK PARKWAY
NORTH KANSAS CITY, MISSOURI 64117

NOTICE OF ANNUAL SHAREHOLDERS' MEETING
MAY 24, 2017

TO OUR SHAREHOLDERS:

The Annual Shareholders' Meeting of Cerner Corporation will be held on Wednesday, May 24, 2017, at 10:00 a.m., local time, in The Cerner Round Auditorium in the Cerner Vision Center, located on the Cerner campus at 2850 Rockcreek Parkway, North Kansas City, Missouri 64117, for the following purposes:

1.	To elect three Class I Directors: Julie L. Gerberding, M.D., Neal L. Patterson and William D. Zollars, each to serve for a three-year term (see Proposal #1);

2.	The ratification of the appointment of KPMG LLP as the independent registered public accounting firm of Cerner Corporation for 2017 (see Proposal #2);

3.	To conduct an advisory vote to approve the compensation of our Named Executive Officers (see Proposal #3);

4.	To conduct an advisory vote on the frequency of future advisory votes on the approval of the compensation of our Named Executive Officers (every one, two or three years) (see Proposal #4); and

5.	Any other business that may properly come before the Annual Shareholders' Meeting or any postponement or adjournment thereof.

These items are more fully described in the following pages, which are made part of this notice.

The holder of record of each share of our Common Stock at the close of business on Wednesday, March 29, 2017 is entitled to receive notice of and to vote at the Annual Shareholders' Meeting or any adjournment or postponement of the meeting. Shares of Common Stock can be voted at the Annual Shareholders' Meeting only if the holder is present in person or by valid proxy. The Board of Directors of Cerner Corporation solicits you to sign, date and promptly mail the Proxy Card in the enclosed postage prepaid envelope or to vote your shares by telephone or the internet, regardless of whether you intend to be present at the Annual Shareholders' Meeting. You are urged, however, to attend the Annual Shareholders' Meeting.

A copy of our Annual Report to Shareholders, which includes audited consolidated financial statements, is enclosed. The Annual Report is not part of our proxy soliciting material.

BY ORDER OF THE BOARD OF DIRECTORS,

Randy D. Sims
Secretary

You may vote your shares by telephone, via the internet or by mail by following the instructions on your Proxy Card. If you vote by telephone or via the internet, you should not return your Proxy Card. If you choose to vote by mail, please sign, date and return the Proxy Card in the envelope provided. The proxy may be revoked at any time before your shares are voted at the meeting by submitting written notice of revocation to the Secretary of Cerner Corporation or by submitting another timely proxy by telephone, internet or mail. If you are present at the meeting, you may choose to vote your shares in person, and the Proxy Card will not be used. If you hold shares through a broker, bank or other nominee, please check the voting instructions used by that broker, bank or nominee.

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders' Meeting to be held on May 24, 2017: The 2017 Proxy Statement and 2016 Annual Report to Shareholders are available at www.cerner.com under "Investor Relations, Financial Information, Proxy Materials."

PROXY STATEMENT

CERNER CORPORATION
2800 ROCKCREEK PARKWAY
NORTH KANSAS CITY, MISSOURI 64117

PROXY STATEMENT

2017 ANNUAL SHAREHOLDERS' MEETING
MAY 24, 2017

This Proxy Statement, which is first made available on or about April 24, 2017, is furnished to you in connection with the solicitation of proxies by the Board of Directors (the "Board") of Cerner Corporation, a Delaware corporation ("Cerner," the "Company," "us," "our" or "we"), for use at the Annual Shareholders' Meeting of the Company to be held on May 24, 2017, commencing at 10:00 a.m., local time, at The Cerner Round Auditorium in the Cerner Vision Center, located on the Cerner campus at 2850 Rockcreek Parkway, North Kansas City, Missouri 64117, and any postponement or adjournment thereof. Your vote is very important. For this reason, the Board is requesting that you allow your Common Stock to be represented at the Annual Shareholders' Meeting by the persons named as proxies on the Proxy Card.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Who can vote?
You are entitled to vote your outstanding shares of common stock, par value $0.01 per share, of the Company ("Common Stock") if our records show that you held your shares as of the close of business on Wednesday, March 29, 2017, the record date for our meeting. At the close of business on that date, 330,333,186 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock is entitled to one vote. The Proxy Card shows the number of shares that you are entitled to vote. Your individual vote is confidential and will not be disclosed to third parties.

What is the difference between a shareholder of record and a "street name" holder?
If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a broker, bank or other nominee, then the broker, bank or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares and your shares are said to be held in "street name." Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank or other nominee how to vote their shares using the voting instruction form provided by such broker, bank or other nominee.

How do I vote?
If your Common Stock is held by a broker, bank or other nominee (i.e., in street name or through the Cerner Corporation Foundations Retirement Plan), you will receive instructions from the broker, bank or other nominee that you must follow in order to have your shares voted. These instructions should indicate if internet or telephone voting is available and, if so, provide details regarding how to use those systems to vote your shares. Additionally, you may vote these shares in person at the Annual Shareholders' Meeting if you have requested and received a legal proxy from your broker, bank or other nominee (the shareholder of record) giving you the right to vote these shares in person at the Annual Shareholders' Meeting.

If you hold your shares in your own name (i.e., as a holder of record), you may vote your shares over the internet, by telephone, by mail or in person. PLEASE CHOOSE ONLY ONE OF THE FOLLOWING:

1.    By Internet:  The website for voting is at http://www.ProxyVote.com. You may vote via the internet 24 hours a day, 7 days a week until 11:59 p.m. (ET) on May 23, 2017.

In order to vote on the internet, you need the control number on your Proxy Card. Each shareholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting. If you use the internet voting system, you do not need to return your Proxy Card.

2.    By Telephone:  You may vote by telephone 24 hours a day, 7 days a week until 11:59 p.m. (ET) on May 23, 2017. If you are in the United States or Canada, you may call toll-free 1 (800) 690-6903.

In order to vote by telephone, you need the control number on your Proxy Card. Each shareholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting. If you use the telephone voting system, you do not need to return your Proxy Card.

3.    By Mail: To vote by mail, you may instruct the persons named as proxies how to vote your Common Stock by signing, dating and mailing the Proxy Card in the envelope provided. If you mail your Proxy Card, we must receive it before 10:00 a.m. (CT) on Wednesday, May 24, 2017, the day of the Annual Shareholders' Meeting.

If you are returning your Proxy Card to Broadridge Financial Solutions, Inc., they must receive it before 10:00 a.m. (ET) on Tuesday, May 23, 2017, the day before the Annual Shareholders' Meeting.

4.    In Person:  Of course, you can always come to the meeting and vote your shares in person. You can vote by any of the three methods above prior to the meeting and still attend the Annual Shareholders' Meeting. In all cases, a vote at the Annual Shareholders' Meeting will revoke any prior votes.

Depending on the number of accounts in which you hold Common Stock, you may receive and need to vote more than one control number.

How do I vote if my shares are held in the Cerner Corporation Foundations Retirement Plan?
If you hold any shares in the Cerner Corporation Foundations Retirement Plan (the "401(k) Plan"), you are receiving, or being provided access to, the same proxy materials as any other shareholder of record. However, your proxy vote will serve as voting instructions to the 401(k) Plan trustee. Your voting instructions must be received at least three days prior to the annual meeting in order to count. In accordance with the terms of the 401(k) Plan, the trustee will vote all of the shares held in the 401(k) Plan in the same proportion as the actual proxy votes submitted by 401(k) Plan participants as of 11:59 p.m. (ET) on May 21, 2017. So we encourage you to provide instructions to the trustee regarding the voting of your shares.

How may I revoke or change my proxy instructions?
If you are a shareholder of record and vote your shares, and later desire to revoke or change your vote (prior to the Annual Shareholders' Meeting), you may revoke and then change your initial proxy instructions by any of the following procedures:

1. Follow the telephone or internet voting instructions on how to revoke or change your vote by logging in and resubmitting your vote;

2. Send us another signed proxy with a later date that we receive before 10:00 a.m. (CT) on Wednesday, May 24, 2017;

3. Send a letter revoking your proxy to our Corporate Secretary that is received before 10:00 a.m. (CT) on Wednesday, May 24, 2017; or

4. Attend the Annual Shareholders' Meeting and vote your shares in person.

If your shares are held in "street name" through a broker, bank or other nominee, you must contact your broker, bank or nominee to receive instructions as to how to revoke your proxy if such instructions have not already been provided to you. In any case, your last properly-received and timely voted proxy or ballot will be the vote that is counted.

How are votes counted?
The Annual Shareholders' Meeting will be held if a majority of our outstanding shares entitled to vote is represented at the meeting, either in person or by properly executed proxy. If you have returned valid proxy instructions or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting. Broker non-votes (which are discussed below) will also be counted for the purpose of determining whether there is a quorum. If a quorum is not present or represented by proxy, the Annual Shareholders' Meeting may be adjourned from time to time, without notice other than announcement at the meeting, until a quorum is obtained.

If you give us a proxy without giving specific voting instructions, your shares will be voted by the persons named as proxies as recommended by the Board. We are not aware of any other matters to be presented at the Annual Shareholders' Meeting except for those described in this Proxy Statement. However, if any other matters not described in this Proxy Statement are properly presented at the meeting, the persons named as proxies will use their own judgment to determine how to vote your shares. If the meeting is postponed or adjourned, your shares may be voted by the persons named as proxies on the new meeting date as well, unless you have revoked your proxy instructions prior to that time. All votes will be tabulated by two Inspectors of Election appointed by the Board.

What is a broker non-vote?
A "broker non-vote" occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Shareholders' Meeting, if such shares are otherwise properly represented at the meeting in person or by proxy.

If you are a beneficial shareholder and your broker, bank or other nominee holds your shares in its name, the broker, bank or other nominee is permitted to vote your shares on the ratification of the appointment of KPMG LLP (Proposal #2) as the Company's independent registered public accounting firm, even if the broker, bank or other nominee does not receive voting instructions from you.

Brokers, banks and other nominees do not have discretionary voting rights with respect to the election of Directors (Proposal #1), the advisory vote to approve the compensation of our Named Executive Officers (Proposal #3), or the advisory vote on the frequency of future advisory votes on the approval of the compensation of our Named Executive Officers (Proposal #4). Therefore, if you do not instruct your broker, bank or other nominee on how you would like your shares voted with respect to these proposals, your shares will not be voted.

May I attend the Annual Shareholders' Meeting?
If you were a holder of record on the record date, Wednesday, March 29, 2017, you may attend and vote at the Annual Shareholders' Meeting. If you want to vote in person any shares you hold in street name, you must get a proxy in your name from your broker, bank or other nominee.

If you are unable to attend the meeting in person, you may listen to the meeting via audio webcast through Cerner's website, www.cerner.com. Please go to our website prior to the annual meeting for details, which can be found under Investor Relations (click Presentations and Webcasts). For those who cannot listen to the live broadcast, a replay will be available shortly after the meeting.

What vote is required?
With respect to Proposal #1 (the election of Directors), you may vote "For" or "Against" each of the nominees for Director, or you may "Abstain" from voting for one or more nominees. In an uncontested Director election, such as this one, the affirmative vote of a majority of the votes cast, in person or by proxy, is required for the election of Directors (Proposal #1) (meaning the number of shares voted "For" a nominee must exceed the number of shares voted "Against" a nominee). If any nominee for Director receives a greater number of votes "Against" his or her election than votes "For" such election, our Bylaws require that such person tender his or her resignation to the Board following certification of the vote as further discussed below under "Consideration of Director Nominees - Majority Voting for Directors." Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the election of nominees. No shareholder may vote in person or by proxy for more than three nominees at the Annual Shareholders' Meeting. Shareholders do not have cumulative voting rights in the election of Directors.

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the meeting will be required for:

• the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2017 (Proposal #2);
• the approval, on an advisory basis, of the compensation of our Named Executive Officers (Proposal #3);
• the approval, on an advisory basis, of a particular frequency (which may be every one, two or three years) of future advisory votes on the compensation of our Named Executive Officers (Proposal #4); and
• any other proposal that might properly come before the meeting.
This means that of the shares present in person or by proxy and entitled to vote at the meeting, a majority of them must be voted "For" the proposal for it to be approved. With respect to Proposal #s 2 and 3, you may vote "For," "Against" or "Abstain." With respect to Proposal # 4, you may vote "one year," "two years," "three years" or "Abstain." Abstentions and broker non-votes are considered to be "present" and "entitled to" vote at the meeting with respect to Proposal #s 2, 3 and 4, and as a result, abstentions and broker non-votes will have the same effect as a vote "Against" these proposals. However, as discussed above, brokers, banks and other nominees may use their discretionary voting authority with respect to the ratification of our independent registered public accounting firm (Proposal #2), so no broker non-votes are expected for this proposal.

With respect to Proposal #4 (the advisory vote on the frequency of future advisory votes on the compensation of our Named Executive Officers), the option of one year, two years or three years that receives the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the meeting will be the frequency for the advisory vote that has been recommended by shareholders. In the event that no option receives a majority of votes cast, the Board will consider the option that receives the most votes to be the option selected by shareholders.

The results of the votes on Proposals #3 (the advisory say-on-pay vote on the compensation of our Named Executive Officers) and #4 (the advisory vote on the frequency of future advisory votes on the compensation of our Named Executive Officers) are not binding on the Board, whether or not the proposals are approved at the Annual Shareholders' Meeting. In evaluating the shareholder votes on these advisory resolutions, the Board will consider the voting results in their entirety.

How does the Board recommend that I vote?
The Board recommends a vote in favor of:

• each nominee for Director (Proposal #1);
• the ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for 2017 (Proposal #2);
• the approval, on an advisory basis, of the compensation of our Named Executive Officers (Proposal #3); and
• an annual advisory vote (i.e., "one year") on the approval of the compensation of our Named Executive Officers (Proposal #4).

Who pays the cost of this proxy solicitation?
We will bear all costs of solicitation of proxies. We will solicit proxies by mail, except for any incidental personal solicitation made by our Directors, officers and associates (employees), for which they will not be paid. We will request brokers, banks and other nominees to forward proxy soliciting materials to the beneficial owners of stock they hold of record. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of the proxy materials.

How can I receive my proxy materials by e-mail in the future?
Instead of receiving future paper copies of our proxy materials by mail, you can elect to receive an e-mail with links to these documents, your control number and instructions for voting over the internet. Opting to receive your proxy materials by e-mail will save the cost of producing and mailing documents to you and will also help conserve resources. Your e-mail address will be kept separate from any other company operations and will be used for no other purpose.

If we mailed you our proxy statement and annual report and you would like to sign up to receive these materials by e-mail in the future, you can choose this option by:

• following the instructions provided on your proxy card or voting instruction form; or
• following the instructions provided when you vote over the internet.

Your election to receive proxy materials by email will remain in effect until you terminate it.

Who should I call if I have questions?	If you have questions about the Annual Shareholders' Meeting or voting, please call our Corporate Secretary, Randy D. Sims, at (816) 221-1024.
Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders' Meeting to be held on May 24, 2017: The 2017 Proxy Statement and 2016 Annual Report to Shareholders are available at www.cerner.com under "Investor Relations, Financial Information, Proxy Materials."

INFORMATION CONCERNING DIRECTORS

Our Bylaws currently provide that the total number of Directors constituting the Board shall not be less than nine persons nor more than ten persons, with the then-authorized number of Directors to be fixed from time to time by the Board. As previously disclosed, effective March 3, 2017, the Board increased the size of the Board from nine to ten Directors and appointed Julie L. Gerberding, M.D. to the newly created Class I Director seat to facilitate a transition period for Dr. Gerberding before former Senator John C. "Jack" Danforth retires as a Class I Director from the Board immediately prior to the 2017 Annual Shareholders' Meeting. The Board intends to decrease the size of the Board back to nine Directors immediately prior to the 2017 Annual Shareholders' Meeting upon Mr. Danforth's retirement.

Our Board is divided into three classes, with each of the classes serving staggered terms of three years. The terms of our Class I Directors will expire at this year's Annual Shareholders' Meeting. Those elected as Class I Directors this year will serve as Directors until the 2020 annual meeting. The terms of the Class II and Class III Directors will expire at the 2018 and 2019 annual meetings, respectively.

The Board has determined that all eight current non-employee members of the Board are independent Directors as required by the rules of the Securities and Exchange Commission ("SEC") and The NASDAQ Stock Market LLC ("NASDAQ"). The names and biographies of the Company's current Directors, including those individuals nominated for election as Class I Directors, are set forth below, except for Mr. Danforth who is not standing for re-election to the Board.

CLASS I (Serving and Nominated for a Term to Expire at the 2020 Annual Meeting)

Dr. Gerberding was appointed as a member of the Board of Directors of the Company on March 3, 2017. She was named executive vice president and chief patient officer, strategic communications, global public policy and population health, of Merck & Co., Inc. ("Merck") in July 2016. Merck is a global health care company that delivers innovative health solutions through its prescription medicines, vaccines, biologic therapies and animal health products, which it markets directly and through its joint ventures. In this position, Dr. Gerberding is responsible for Merck's global public policy, corporate responsibility and communications functions, as well as the Merck Foundation and the Merck for Mothers program. Dr. Gerberding also leads new partnership initiatives that accelerate Merck's ability to contribute to improved population health, a measure of impact that is increasingly valued by governments and other global health organizations.

Dr. Gerberding joined Merck as president of Merck Vaccines in January 2010 and was promoted to executive vice president for strategic communications, global public policy and population health in December 2015. Prior to joining Merck, Dr. Gerberding served as director of the U.S. Centers for Disease Control and Prevention (CDC) from 2002-2009 and before that served as director of the Division of Healthcare Quality Promotion. Before joining the CDC, Dr. Gerberding was a tenured faculty member in Infectious Diseases at the University of California at San Francisco (UCSF). She continues as an Adjunct Associate Clinical Professor of Medicine at UCSF.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Dr. Gerberding should be nominated and serve as a Director: her medical and science-based professional background and experience, current and previously held senior-executive level leadership positions at a global public company, her knowledge of and experience with global public policy, health care leadership and population health, and her independence from the Company.

Julie L. Gerberding, M.D. (Age 61)

Mr. Patterson has been a member of the Board of Directors of the Company since 1980 and is a co-founder of the Company. Mr. Patterson has been Chairman of the Board of Directors and Chief Executive Officer of the Company for more than five years. Mr. Patterson also served as President of the Company from July 2010 to September 2013, a position he also held from March 1999 until August 1999. Mr. Patterson is co-founder and serves on the board of directors of the First Hand Foundation, a non-profit foundation that provides assistance to children with critical health care needs. He serves as a Lifetime Director for the 116-year-old American Royal Association celebrating agrarian lifestyles and values, and he gives time to support the development of other entrepreneurs. He and Cerner co-founder Cliff Illig, along with others, are co-owners of Kansas City's Major League Soccer franchise, Sporting Kansas City.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Patterson should be nominated and serve as a Director: his entrepreneurial and leadership skills and proven visionary leadership while serving as the Company's Chief Executive Officer and Chairman, his information technology expertise and his extensive knowledge and understanding of the Company's business, operations, solutions and services.

Neal L. Patterson (Age 67)

Mr. Zollars has been a member of the Board of Directors of the Company since May 2005. He is the former Chairman, President and Chief Executive Officer of YRC Worldwide (now known as YRC Freight), which positions he held from November 1999 to July 2011. Prior to that, Mr. Zollars served as President of Yellow Transportation, Inc. from September 1996 through November 1999. From 1994 to 1996, Mr. Zollars was Senior Vice President of Ryder Integrated Logistics, and prior to that, Mr. Zollars held various executive positions with Eastman Kodak. Mr. Zollars also serves on the boards of directors of Prologis, Inc. and CIGNA Corporation.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Zollars should be nominated and serve as a Director: his professional background and experience in senior-executive leadership positions at public companies, his service on other public and private company boards, Cerner board experience, board attendance and participation, and his extensive experience with large employers, industry usage of information technology and his extensive understanding of strategic planning, tactical business decision-making, risk management and corporate financial statements.

William D. Zollars (Age 69) Member of the: • Audit Committee • Compensation Committee

CLASS II (Serving for a Term Expiring at the 2018 Annual Meeting)

Mr. Daniels has been a member of the Board of Directors of the Company since December 2013. Mr. Daniels is the 12th President of Purdue University, a post he assumed in January 2013, at the conclusion of his term as Governor of Indiana. He was elected Indiana's 49th governor in 2004 in his first bid for any elected office. He was re-elected in 2008 to a second and final term, receiving more votes than any candidate for any public office in the state's history. As governor, Mr. Daniels spearheaded a host of reforms aimed at strengthening the Indiana economy, and improving the ethical standards, fiscal condition and performance of state government. Mr. Daniels came from a successful career in business and government, holding numerous top management positions in both the private and public sectors. He served as the CEO of the Hudson Institute and as President of Eli Lilly & Company's North American Pharmaceutical Operations. He also served as Chief of Staff to Senator Richard Lugar, a senior advisor to President Ronald Reagan and Director of the Office of Management and Budget under President George W. Bush. Mr. Daniels currently serves as a member of the boards of directors for Energy Systems Network, Interactive Intelligence Group, Inc., Norfolk Southern Corporation, the Commission on Presidential Debates and Urban Institute. He also serves on the American Academy of Arts and Sciences' Commission on the Future of Undergraduate Education.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Daniels should serve as a Director: his government and public policy professional background and experience, his current and previously held leadership positions, his service on other public and private company boards, Cerner board experience, board attendance and participation, and his experience with health care related companies and policies.

Mitchell E. Daniels, Jr. (Age 68) Member of the: • Audit Committee • Nominating, Governance & Public Policy Committee (Chairperson)

Mr. Illig has been a member of the Board of Directors of the Company since 1980 and is a co-founder of the Company. He has served as Vice Chairman of the Board of Directors since March 1999. Mr. Illig previously served as Chief Operating Officer of the Company until October 1998 and as President of the Company until March 1999. Currently, Mr. Illig serves as a member of the Executive Committee of the Heart of America Council of Boy Scouts of America. In addition, he and Cerner Chairman and CEO Neal Patterson, along with others, are co-owners of Kansas City's Major League Soccer franchise, Sporting Kansas City. He is also a member of the Board of Directors of various entities affiliated with the Stowers Institute for Medical Research.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Illig should serve as a Director: his leadership skills acquired while serving as the Company's Vice Chairman of the Board, former President and former Chief Operating Officer, his information technology expertise and his extensive knowledge and understanding of the Company's business, operations, solutions and services.

Clifford W. Illig (Age 66)

Dr. Neaves has been a member of the Board of Directors of the Company since March 2001. From June 2000 through June 2010, Dr. Neaves served as the Chief Executive Officer and as a member of the Board of Directors of the Stowers Institute for Medical Research, which is a biomedical research organization focused on improving our understanding of fundamental biological processes and using this knowledge to guide the development of innovative approaches to diagnose, treat and prevent disease. Dr. Neaves also served as President of the Stowers Institute from June 2000 through July 2009. He continues as a member of the Board of Directors of the Stowers Institute in his current position as President Emeritus (and a member of the boards of directors of various affiliated companies). Prior to joining the Stowers Institute in 2000, he served for more than twenty years in various leadership positions at the University of Texas Southwestern Medical Center in Dallas, Texas. He served in succession as Dean of the University of Texas Southwestern Graduate School, Dean of the University of Texas Southwestern Medical School, and Chief Academic Officer and holder of the Wildenthal Distinguished Chair in Biomedical Science at the University of Texas Southwestern Medical Center. Dr. Neaves is presently a member of the Board of Trustees of Washington University in St. Louis and the National Council of the Washington University School of Medicine. He is also Fellow of the American Academy of Arts & Sciences.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Dr. Neaves should serve as a Director: his medical and science-based professional background and experience, current and previously held leadership positions at privately funded research institutions and academic institutions, his service on other research-related and academic boards, Cerner board experience, board attendance and participation, and his extensive experience with genomics, health care research and corporate financial statements.

William B. Neaves, Ph.D. (Age 73) Member of the: • Compensation Committee • Nominating, Governance & Public Policy Committee

CLASS III (Serving for a Term Expiring at the 2019 Annual Meeting)

Dr. Bisbee has been a member of the Board of Directors of the Company since February 1988. He is the co-founder, Chairman and Chief Executive Officer of The Health Management Academy, which provides leadership development and advisory services for senior executives of the country's largest health systems and corporations and facilitates the exchange of best practices and benchmarking data, focused on increasing the quality, appropriateness and efficiency of care. Dr. Bisbee was President, Chief Executive Officer and Chairman of the Board of Directors of ReGen Biologics, Inc. ("ReGen"), which developed, manufactured and marketed orthopedic tissue repair products worldwide, from 1998 to September 2011. Dr. Bisbee was President, Chief Executive Officer and a Director of Aros Corporation (formerly known as APACHE Medical Systems, Inc.) commencing in December 1989, serving as Chairman of the Board from December 1989 to November 1997 and from December 2000 to June 2002, when ReGen and Aros Corporation merged. ReGen filed for protection under Chapter 11 of the United States Bankruptcy Code in April 2011 and substantially all of the business and assets of ReGen were purchased by Sports Medicine Holdings Company, LLC in June 2011. Prior to 1989, Dr. Bisbee was Director of the Healthcare Group at Kidder, Peabody & Co.; President of the Hospital Research and Educational Trust (the research and development arm of the American Hospital Association); and a faculty member in graduate management programs at Yale University and Northwestern University.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Dr. Bisbee should serve as a Director: his medical, financial and health care-based professional background and experience, current and previously held leadership positions in medical and health care-related entities, his service on research-related and academic boards, Cerner board experience, board attendance and participation, his extensive experience with health care research and specialized expertise in public company accounting and mergers and acquisitions.

Gerald E. Bisbee, Jr., Ph.D. (Age 74) Member of the: • Audit Committee (Chairperson) • Nominating, Governance & Public Policy Committee

Dr. Cortese has been a member of the Board of Directors of the Company since May 2011. Dr. Cortese is currently the Emeritus President and Chief Executive Officer of Mayo Clinic, which is a not-for-profit medical practice and medical research group specializing in treating difficult medical issues. From 2002 through November 2009, Dr. Cortese was the President, Chief Executive Officer and Chairman of the Board of Governors and a Member of the Board of Trustees of Mayo Clinic. Dr. Cortese was also the Chief Executive Officer of Mayo Clinic in Jacksonville, Florida from 1999 through 2002 and worked as a physician for the Mayo Clinic from 1976 through 1999. Since January 2010, Dr. Cortese has been a Foundation Professor at Arizona State University ("ASU") in the College of Health Solutions, as well as the Director of ASU's Health Care Delivery and Policy Program. He is also the President of the Healthcare Transformation Institute based in Phoenix, Arizona. Dr. Cortese is currently a board member of the Essence Group (and an affiliated company, Lumeris), Pinnacle West Capital Corporation and Dartmouth-Hitchcock Health System, and a member of the Institute of Medicine of the National Academy of Sciences (U.S.). Dr. Cortese was the chair of the Institute of Medicine's Roundtable on Evidence-Based Medicine from 2006 to 2009 and served as chair of the Roundtable on Value & Science-Driven Health Care from 2009 to 2010. He was also a member of the Board of the Healthcare Leadership Council from 2003 to 2009, serving as board chair for two of those years. Dr. Cortese previously served as a member of the Harvard/Kennedy Health Policy Group and the Division of Engineering and Physical Sciences of the National Research Council and RAND Health. He is an honorary member of the Academia Nacional de Medicina (Mexico) and the Royal College of Physicians (London).

The following experience, qualifications, attributes and/or skills led the Board to conclude that Dr. Cortese should serve as a Director: his medical and science-based professional background and experience, his current and previously held senior-executive level leadership positions at academic institutions and at a world-renowned health care enterprise, his service on research-related and academic boards, Cerner board experience, board attendance and participation, his extensive knowledge of and experience with internal medicine and pulmonary diseases, health care leadership and health care information technology.

Denis A. Cortese, M.D. (Age 73) Member of the: • Audit Committee • Compensation Committee • Nominating, Governance & Public Policy Committee

Ms. Dillman has been a member of the Board of Directors of the Company since May 2010. She is the former Chief Information Officer of QVC, Inc., a role she held from January 2012 until she retired in January 2017. QVC, Inc. is one of the largest multimedia retailers in the world, broadcasting live 24 hours a day, 364 days a year. Prior to joining QVC, Inc., Ms. Dillman was Senior Vice President of Enterprise Services/Global Functions IT for Hewlett-Packard Company, a leading global provider of products, technologies, software, solutions and services to individual consumers, small- and medium-sized businesses and large enterprises, including customers in the government, health and education sectors, from August 2009 through January 2012. From April 2006 through July 2009, Ms. Dillman was Executive Vice President of Benefits and Risk Management for Wal-Mart Stores, Inc., and prior to that, from August 2002 to April 2006, she held the position of Executive Vice President and Chief Information Officer of Wal-Mart Stores, Inc. She held various positions within Wal-Mart Stores, Inc. from 1991-2002.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Ms. Dillman should serve as a Director: her professional background and experience, current and previously held senior-executive level leadership positions at public companies, Cerner board experience, board attendance and participation, and her extensive knowledge of information technology, human resources and health care insurance and health care plans for large employers.

Linda M. Dillman (Age 60) Member of the: • Audit Committee • Compensation Committee (Chairperson)

MEETINGS OF THE BOARD AND COMMITTEES

The Board has established Audit, Compensation and Nominating, Governance & Public Policy ("NG&PP") Committees. The Board has adopted a written charter for each of these Committees. The full text of each charter and the Company's Corporate Governance Guidelines are available on our website located at www.cerner.com under "About Us, Leadership." The Board does not have an Executive Committee. During 2016, the Board held four regular meetings and three special Board meetings, the Audit Committee held eight meetings, the Compensation Committee held two meetings and the NG&PP Committee held three meetings. With the exception of Neal L. Patterson who underwent cancer treatment during 2016, each current Director attended at least 75% of the aggregate of the total meetings of the Board and the Board Committees on which the Director served during the fiscal year (or portion of the fiscal year during which he or she served as a Director or member of a Board Committee).

Under applicable NASDAQ Stock Market Rules ("NASDAQ Rules"), a Director of the Company will only qualify as an "independent director" if, in the opinion of the Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director. The Board has determined that none of the current non-employee Directors, including the non-employee Director nominees nominated as Class I Directors, has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director and that each of the following current Directors (including the non-employee Director nominees) are "independent" as defined under Rule 5605 (a)(2) of NASDAQ Rules: Gerald E. Bisbee, Jr., Ph.D.; Denis A. Cortese, M.D.; John C. Danforth; Mitchell E. Daniels, Jr.; Linda M. Dillman; Julie L. Gerberding, M.D.; William B. Neaves, Ph.D.; and William D. Zollars. In making this determination with respect to Dr. Neaves, the Board considered his directorships on the boards of several of the Company's clients or prospective clients that have purchased or are contemplating purchasing solutions and services from us in the ordinary course of business. The Board concluded that Dr. Neaves did not have an indirect material interest in the transactions referred to in the preceding sentence. Additionally, all current and proposed members of the Audit Committee satisfy the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The independence determination is made by the full Board each May based on all available facts and circumstances of each Director. The "independence" finding is also reviewed and confirmed by the Company's Chief Legal Officer, Chief Financial Officer and outside legal counsel.

Pursuant to the Company's Corporate Governance Guidelines, all individuals nominated for election at the annual meeting of shareholders are expected to attend the Annual Shareholders' Meeting. All other Directors, barring unforeseen circumstances, are expected to attend the Annual Shareholders' Meeting as well. Six of our current Directors attended the 2016 Annual Shareholders' Meeting.

COMMITTEES OF THE BOARD

Audit Committee
The Audit Committee assists the Board in fulfilling its responsibilities with respect to our accounting and financial reporting practices, and in addressing the scope and expense of audit and related services provided by our independent registered public accounting firm. The Audit Committee has the authority to obtain advice and assistance from and receive appropriate funding from the Company for outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. Audit Committee membership is reviewed annually by the Company's NG&PP Committee, which then recommends the Audit Committee membership to the full Board. Audit Committee members are approved by the full Board each May. The Board has determined that the composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are in accordance with applicable SEC rules and NASDAQ Rules for audit committees. In particular, each member of the Audit Committee is an "independent director" as defined by NASDAQ Rules applicable to issuers such as the Company that have shares listed on the NASDAQ Global Select MarketSM. All Audit Committee members possess the required level of financial literacy, and at least one member of the Audit Committee meets the current standard of requisite financial management expertise. The Board has determined that Gerald E. Bisbee, Jr., Ph.D., the Chairperson of the Audit Committee, is an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K of the Securities Act of 1933.

Compensation Committee
The Compensation Committee's primary responsibilities are to review and approve our compensation policies and practices, establish compensation for Directors, evaluate our Chief Executive Officer's performance and establish compensation accordingly, review and approve the total compensation of our Section 16 officers, review and approve executive performance-based compensation plan targets and earned payouts and equity grants to our Section 16 officers and adopt and approve major changes in our benefit plans and compensation philosophy. The Compensation Committee has the authority to obtain advice and assistance from and receive appropriate funding from the Company for outside compensation consultants, independent legal counsel and other consultants as the Compensation Committee deems necessary to carry out its duties.

The Compensation Committee of the Board is currently comprised of five Directors. Each member of the Compensation Committee is an "independent director" as defined by NASDAQ Rules applicable to issuers such as the Company that have shares listed on the NASDAQ Global Select Market. Compensation Committee membership is reviewed annually by the Company's NG&PP Committee, which then recommends the Compensation Committee membership to the full Board. Compensation Committee members are approved by the full Board each May.

The Compensation Committee meeting dates are reviewed and approved by the entire Compensation Committee, in an effort to ensure attendance, and Compensation Committee agendas are reviewed and approved prior to distribution to the rest of the Compensation Committee by the Compensation Committee Chairperson.

The Compensation Committee reviews its Charter annually and any recommended amendments to the Charter are considered for approval by the full Board of Directors. The Compensation Committee's Charter was last updated in November 2015. The Compensation Committee's scope of authority is as set forth in its Charter. The Compensation Committee has delegated its authority as follows and as approved by the Board:

•
Section 16 Insider Equity and Incentive Compensation Subcommittee - this subcommittee of the Compensation Committee is appointed annually and consists of "outside directors" for purposes of Section 162(m) of the Internal Revenue Code and "non-employee directors" for purposes of Section 16b-3 promulgated under the Exchange Act. It has authority to review recommendations and approve equity grants and incentive-based compensation (targets, metrics and payments) of our Section 16 officers;

•
Equity-based Grant Policy - Quarterly Administration Subcommittee - this subcommittee of the Compensation Committee consists of "outside directors" for purposes of Section 162(m) of the Internal Revenue Code and "non-employee directors" for purposes of Section 16b-3 promulgated under the Exchange Act and has authority to ensure timely administration of the Equity-based Grant Policy for matters that require action between regularly scheduled Compensation Committee meetings. The Equity-based Grant Policy - Quarterly

Administration Subcommittee reports to the full Compensation Committee at the next Compensation Committee meeting on any action approved by such subcommittee;

•
Incentive Compensation Plan - Quarterly Administration Subcommittee - this subcommittee of the Compensation Committee consists of "outside directors" for purposes of Section 162(m) of the Internal Revenue Code and "non-employee directors" for purposes of Section16b-3 promulgated under the Exchange Act and has authority to ensure timely administration of the Performance-based Compensation Plan for matters that require action between regularly scheduled Compensation Committee meetings and to make decisions with regard to any discretionary second tier match contribution made by the Company under our 401(k) Plan. The Incentive Compensation Plan - Quarterly Administration Subcommittee reports to the full Compensation Committee at the next Compensation Committee meeting on any action approved by such subcommittee; and

•
Foundations Retirement Plan Administrative and Investment Committee - this committee currently consists of the Chief Financial Officer, Chief People Officer, Vice President, Compensation & Benefits and one other corporate executive named by the first three members. The committee has authority to: i) select, monitor and manage the third party administrator, record-keeper, custodian and trustee of our 401(k) Plan; ii) monitor the 401(k) Plan's reporting to the IRS and Department of Labor, the 401(k) Plan's ERISA compliance, 401(k) Plan audits and the payment of 401(k) Plan expenses; iii) monitor the compensation received by the 401(k) Plan's service providers; iv) monitor and evaluate disclosures by the 401(k) Plan to participants and beneficiaries; v) ensure maintenance of fiduciary liability insurance coverage and the ERISA fidelity bond coverage; vi) research and recommend 401(k) Plan amendments; vii) adopt, review and carry out investment policies and objectives for the 401(k) Plan; viii) review and select the investment options offered under the 401(k) Plan; ix) select and monitor the 401(k) Plan's investment managers and fund providers; x) supervise, monitor and evaluate on a semi-annual basis the performance of the investment options offered under the 401(k) Plan and periodically review the 401(k) Plan's investment performance as a whole; xi) carry out any special assignments given by the Compensation Committee; and xii) retain independent outside consultants.

Compensation Consultant
The Compensation Committee was advised in 2016 by a compensation consultant, Deloitte Consulting LLP. See "Compensation Discussion and Analysis - Compensation Strategy and Objectives."

Relationship between Compensation and Risk Management
In 2016, the Compensation Committee utilized Cerner's internal Enterprise Risk Management ("ERM") team to perform a review of the Company's 2016 incentive compensation arrangements. More specifically, the ERM team reviewed and tested nine metrics, comprising over 77% of the total planned incentive compensation, for the following: segregation of duties between the associates setting the metric targets, providing the results, and being compensated on the metric; and the accuracy of the payout calculation. In addition, all metrics were evaluated for qualitative factors which may increase the risk of incenting unintended behaviors. Based on this evaluation, fourteen metrics were reviewed and tested for the following: appropriateness related to the roles compensated and existence of controls to prevent any unintended behaviors the metric may incent. The Compensation Committee assessed the ERM report and concluded that our incentive compensation arrangements, coupled with internal controls and policies, do not encourage associates to: i) take excessive risks that are likely to cause material adverse harm to the Company, or ii) manipulate performance in order to increase incentive award payouts.

Specifically, the Compensation Committee noted a number of design features of our incentive compensation program that mitigate risk, including:

•	stock ownership guidelines for executives may reduce the risk of executives making decisions that benefit them in the short-term at the expense of the Company's long-term performance;

•
the design of annual incentives provides for the taking of a reasonable amount of risk in order to provide upside incentive compensation opportunity, while a payout cap on the incentives reduces risk by limiting the amount of short-term compensation that may be earned;

•	incentive goals are established using a rigorous and time-tested process and are tied to the Company's annual plan;

•	incentive plan metrics and goals for Section 16 officers are approved by the Compensation Committee within the first 90 days of each year and goals are not altered during the performance cycle;

•	the Company has a rigorous verification and review process to calculate the performance of each incentive plan; and

•	performance-based cash compensation is subject to "claw back" pursuant to performance plan agreements for all associates receiving cash incentives.

Nominating, Governance & Public Policy Committee
The NG&PP Committee provides assistance and recommendations to the Board and the Chairman and Chief Executive Officer of the Company in the areas of: i) Board membership nomination; ii) committee membership selection and rotation practices; iii) evaluation of the overall effectiveness of the Board; iv) review and consideration of developments in corporate governance practices; and v) review and consideration of current and emerging political, corporate citizenship and public policy issues that may affect our business operations, performance or public image.

The NG&PP Committee reviews its Charter annually and any recommended amendments to the Charter are considered for approval by the full Board of Directors. The NG&PP Committee's Charter was last updated in March 2014.

DIRECTOR COMPENSATION

For the 2016-2017 Board year (May 2016 - May 2017), non-employee Directors received an annual cash retainer of $66,000. In addition, each Committee Chairperson received an additional annual cash retainer as follows: $30,000 for the Audit Committee Chairperson, $20,000 for the Compensation Committee Chairperson and $15,000 for the NG&PP Committee Chairperson. Also, each member of the committees (excluding the Chairperson) received an additional annual cash retainer as follows: $12,500 for the Audit Committee, $7,500 for the Compensation Committee and $5,000 for the NG&PP Committee. The Directors are not paid meeting fees. All cash retainers as disclosed above are paid in quarterly installments.

Each non-employee Director also receives a grant of restricted stock of the Company for each year of service on the Board. The equity component of the Board compensation package is based on a target dollar amount, not a fixed share amount (in order to avoid unintended compensation fluctuations based on stock price fluctuations, stock-splits, combination or other changes in the number or type of the Company's shares outstanding). The target for the equity compensation component of the total annual Board compensation package for the May 2016 to May 2017 Board service period was set at approximately $250,000. In May 2016, pursuant to the Board equity compensation program, 4,600 shares of restricted stock of the Company were granted to each of the then-current non-employee Directors: Dr. Bisbee, Dr. Cortese, Mr. Danforth, Mr. Daniels, Ms. Dillman, Dr. Neaves and Mr. Zollars. These restricted stock grants will vest in May 2017 at the completion of each respective Director's one year of service to the Board.

Additionally, under the Board equity compensation program, each non-employee Director that is newly appointed or elected to the Board receives an initial grant of shares of restricted stock of the Company with a value equal to the annual equity grant value as discussed above, with a ratable vesting over three years. Dr. Gerberding was appointed to the Board on March 3, 2017 and therefore was granted 4,500 restricted shares on March 3, 2017, valued at $250,830 that will vest ratably over three years.

The independent compensation consultant retained by the Compensation Committee works with our human resources compensation team each year to review our current Board compensation package relative to our peer group. See discussion under "Compensation Discussion and Analysis-Compensation Strategy and Objectives" for more information on our 2016 peer group. Our Chief People Officer reviews this work and makes compensation recommendations to our Compensation Committee and Board with respect to the non-employee Directors. The Compensation Committee, after review and discussion of the items set forth above, makes the ultimate decision as to the total compensation and compensation components of our non-employee Directors.

The Directors are subject to the same Stock Ownership Guidelines that apply to the Company's officers. The guidelines are further discussed under "Compensation Discussion and Analysis" below. As of January 1, 2017, at the annual measurement date, all non-employee Directors were in compliance with these guidelines.

2016 Director Compensation Table

The following table contains information regarding the compensation earned by non-employee Directors during 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Gerald E. Bisbee, Jr., Ph.D.	98,500	254,288	—	—	—	—	352,788
Denis A. Cortese, M.D.	87,250	254,288	—	—	—	—	341,538
John C. Danforth	76,000	254,288	—	—	—	—	330,288
Mitchell E. Daniels, Jr.	91,000	254,288	—	—	—	—	345,288
Linda M. Dillman	96,000	254,288	—	—	—	—	350,288
William B. Neaves, Ph.D.	76,000	254,288	—	—	—	—	330,288
William D. Zollars	83,500	254,288	—	—	—	—	337,788

(1)
These amounts reflect the aggregate grant date fair value of each award granted to the non-employee Director computed in accordance with FASB ASC Topic 718. As of December 31, 2016, each then-current non-employee Director had the following number of restricted stock awards outstanding: Gerald E. Bisbee, Jr., Ph.D., 4,600; Denis A. Cortese, M.D., 4,600; John C. Danforth, 4,600; Mitchell E. Daniels, Jr., 6,000; Linda M. Dillman, 4,600; William B. Neaves, Ph.D., 4,600; and William D. Zollars, 4,600.

(2)	As of December 31, 2016, none of the non-employee Directors had any stock options outstanding.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the following report of the Audit Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed to be soliciting material or filed under such acts.

The Audit Committee of the Company is currently composed of five independent members of the Board of Directors (all of whom have been determined by the Board to meet the independence requirements of the SEC and NASDAQ) and operates under a written charter adopted by the Board of Directors that is available at the Company's website, www.cerner.com. The Audit Committee appoints and retains the Company's independent registered public accounting firm. The selection is subsequently submitted to the shareholders of the Company for ratification.

Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the Company's consolidated financial statements and issuing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles and on the effectiveness of the Company's internal control over financial reporting. The Audit Committee's responsibility is to monitor and oversee these processes and to report to the Board of Directors on its findings.

In this context, the Audit Committee has met and held discussions with management and the Company's independent registered public accounting firm. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the Company's independent registered public accounting firm matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16 (codified as Auditing Standard No. 1301), Communications with Audit Committees.

The Company's independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm that firm's independence.

Based upon the Audit Committee's discussions with management and the independent registered public accounting firm and the Audit Committee's review of the audited financial statements, the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission.

Members of the Audit Committee:
Gerald E. Bisbee, Jr., Ph.D.
Denis A. Cortese, M.D.
Mitchell E. Daniels, Jr.
Linda M. Dillman
William D. Zollars
____________________

Guidelines of Cerner Corporation's Audit Committee
for Pre-Approval of Independent Auditor Services

The Audit Committee has adopted guidelines regarding the engagement of our independent registered public accounting firm to perform services for the Company. For audit services (including statutory audit engagements as required under local country laws), audit-related services and permissible non-audit services, the independent auditor will provide the Audit Committee with an engagement letter during the first quarter of each year outlining the scope of services proposed to be performed during the fiscal year. If agreed to by the Audit Committee, this engagement letter will be formally accepted by the Audit Committee at its March meeting.

Upon receiving an unforeseen request for audit, audit-related or non-audit services or a change in the fee range, the independent registered public accounting firm will provide our management a detailed scope of service description and fee range. A request is then made for pre-approval of such services or fees from the Chairperson of the Audit Committee. To ensure prompt handling of unexpected matters, the Chairperson of the Audit Committee has been delegated authority from the Audit Committee to amend or modify the scope of pre-approved permissible audit, audit-related or non-audit services and the fees related thereto.

All action taken with respect to pre-approval of audit, audit-related or non-audit services and fees will be included in the independent accounting firm's materials shared with the Audit Committee as part of their required communications with the Audit Committee. With respect to any such pre-approval of non-audit services, the independent registered public accounting firm will confirm to the Audit Committee Chairperson that such non-audit services are permissible under all applicable legal requirements and do not impair the independent registered public accounting firm's independence under applicable professional standards.

The independent registered public accounting firm must ensure that all audit, audit-related and non-audit services provided to the Company have been approved by the Audit Committee (or the Chairperson, as applicable).

COMPENSATION COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the following report of the Compensation Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed to be soliciting material or filed under such acts.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and set forth below, and, based upon that review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee:
Denis A. Cortese, M.D.
John C. Danforth
Linda M. Dillman
William B. Neaves, Ph.D.
William D. Zollars
____________________

COMPENSATION DISCUSSION AND ANALYSIS

This section explains our executive compensation program and specifically describes the application of that program to the following Named Executive Officers ("NEOs") whose compensation information is presented in the tables and narrative discussion below in accordance with Securities and Exchange Commission rules.

Neal L. Patterson	Chairman of the Board and Chief Executive Officer
Marc G. Naughton	Executive Vice President and Chief Financial Officer
Jeffrey A. Townsend	Executive Vice President and Chief of Staff
Michael R. Nill	Executive Vice President and Chief Operating Officer
Zane M. Burke	President

In addition, as discussed in Proposal #3 below, we are conducting our annual advisory "say-on-pay" vote requesting your non-binding advisory approval of the compensation to our NEOs as outlined in this Compensation Discussion and Analysis and the tables and narrative discussion that follow. As discussed in Proposal #4 below, we are also conducting our "say-on-pay" frequency vote in which we will be requesting that our shareholders again approve conducting the "say-on-pay" advisory vote on an annual basis. In this discussion, we summarize our executive compensation programs and objectives and provide an overview of how and why the Compensation Committee of our Board of Directors made specific compensation decisions regarding our NEOs.

Executive Summary
2016 Business Results. A significant portion of the total compensation of our NEOs is directly linked to our performance. Highlights of the year include:

•
New business bookings revenue, which reflects the value of executed contracts for software, hardware, professional services and managed services, was flat year-over-year at $5.4 billion in both 2016 and 2015, but we still view 2016 bookings as solid given 2015 had grown 28% over 2014, creating a difficult comparable.

•
An 8% increase in our revenues to $4.8 billion compared to $4.4 billion in 2015. The increase in revenue reflects ongoing demand for Cerner's core solutions and services driven by our clients' needs to keep up with regulatory requirements; good contributions from Cerner ITWorksSM and Cerner revenue cycle solutions and services; and attaining new clients.

•
An 18% increase in GAAP net earnings and a 20% increase in GAAP diluted earnings per share. A 7% increase in our adjusted net earnings and a 9% increase in our adjusted diluted earnings per share. Adjusted net earnings and adjusted diluted earnings per share are non-GAAP financial measures and exclude share-based compensation expense, Cerner Health Services acquisition-related amortization, acquisition-related deferred revenue adjustments, other acquisition-related adjustments and costs related to our voluntary separation plans. A reconciliation of adjusted net earnings and adjusted diluted earnings per share to their most directly comparable financial measures prepared in accordance with GAAP is provided below in Appendix I.

•
Cash collections of receivables of $5.2 billion compared to $4.4 billion in 2015. Days sales outstanding was 69 days for the 2016 fourth quarter compared to 80 days for the 2015 fourth quarter. Operating cash flows were strong at $1.2 billion compared to $948 million in 2015.

The foregoing discussion includes the operating results of the Cerner Health Services business, which was acquired from Siemens AG on February 2, 2015.

Compensation Strategy. Our compensation strategy is designed to offer competitive compensation packages to attract, motivate and reward qualified associates who contribute significant value to us and reward performance, such as attainment of business and individual associate goals, business results, leadership, and strong relationships with clients, and is not based on rewarding seniority. We received a 97% vote of support in favor of our executive compensation in our say-on-pay vote at the 2016 Annual Meeting of Shareholders. Given the say-on-pay vote and the results achieved with our compensation policies, the Compensation Committee has determined that our approach to compensation is appropriate and aligned to shareholders' interest and our 2017 compensation policies should generally remain consistent with our 2016 approach with limited modifications discussed below.

Performance Management Philosophy. Our compensation strategy is linked to our performance management philosophy which is designed to identify and reward associate performance through compensation. We believe in pay for performance as represented by our NEO pay mix. In 2016, 80% of the total compensation paid to our Chief Executive Officer ("CEO") and other NEOs combined was performance-based. Our performance-based compensation consists of the performance-based cash incentive plan, stock options and performance-based restricted stock grants. As discussed below, in 2016, in order to increase focus on long-term value and growth for our shareholders, equity awards granted to our NEOs consisted solely of stock options. During 2016, our management team continued practices established to closely link pay to performance. A quarterly performance review process was used to provide quarterly assessments of executives on their performance and attainment of our goals.

Other aspects of our compensation program are intended to further align our executives' interests with shareholders. These include:

•
An Equity-based Grant Policy, which is designed to ensure equity award grant dates will be outside of trading blackout periods except for new hires and as specifically approved by the Compensation Committee.

•	Performance-based compensation paid to our NEOs is subject to "claw back" pursuant to performance plan agreements with our NEOs.

•
Stock ownership guidelines that require the retention of a percentage of the equity awards made to our officers and outside Directors, except that the ownership guidelines apply in decreasing percentages based on tenure, upon retirement or upon hardship. We believe our stock retention guidelines generally lead to significantly higher stock ownership requirements than other companies.

•	Our internal pay equity guidelines provide that the CEO's total cash compensation shall not be more than three times that of the next highest executive officer's total cash compensation.

•
A Hedging and Pledging Policy that prohibits our Section 16 officers (including our NEOs) and directors from (i) entering into hedging or monetization transactions with respect to Company stock, or (ii) pledging more than 50% of Company stock acquired pursuant to a bonus or benefit plan without prior approval from the Company's Securities Watch Team.

Compensation Structure. Compensation for our NEOs may include: i) base salary, ii) performance-based cash incentive compensation and iii) long-term incentive plan compensation, consisting of stock options and performance-based restricted shares. To provide incentives to attain our business goals, a significant portion of executive compensation is at-risk and tied to individual and Company performance. We provide our NEOs with relatively limited perquisites and, except in limited circumstances (see Summary Compensation Table), do not pay tax gross-ups on any of our perquisites, severance pay or change in control payments.

We also have medical, dental, vision, 401(k) and associate stock purchase plans in which Company contributions are made to the NEOs on the same basis as all other associates. The cost of these plans and opportunity for benefits thereunder are the same for the NEOs as for all other associates.

Compensation Strategy and Objectives
Our compensation strategy is designed to offer competitive compensation packages to attract, motivate and reward qualified associates who contribute significant value to us. Our compensation program is designed to reward performance, such as attainment of business and individual associate goals, business results, leadership, and strong relationships with clients, and is not based on rewarding seniority. We believe this strategy allows us to attract qualified candidates and promote a pay for performance culture. This compensation strategy is linked to our performance management philosophy which is designed to identify and reward associate performance through compensation. We analyze the total compensation for our NEOs compared to the compensation of the corresponding NEOs in our peer group to support alignment with our strategy of paying aggregate compensation that approximates the median (50th percentile) of our peer group, with top performers able to earn above the median. We believe this strategy keeps us competitive in the marketplace.

The independent compensation consultant retained by the Compensation Committee works with our human resources compensation team each year to develop, analyze and compare peer group companies whose annual revenue, revenue growth, operating margin, total shareholder return (one year and three year), market capitalization, market capitalization as a multiple of revenue and business model are similar to that of Cerner's. The Compensation Committee then reviews and approves our peer group for the upcoming year. The companies included in our 2016 peer group for compensation comparison were selected based on standard industrial classifications ("SIC") and/or financial measures. The SICs used were computer programming and data processing, computer programming services, prepackaged software, computer integrated system design and computer processing and data preparation services. The financial measures used to obtain information for our 2016 peer group were market capitalization of $3.5 billion to $35.2 billion, market capitalization to revenue multiple of at least 2 times and revenues of $2.2 billion to $13.3 billion. Our peer group changed slightly from 2015 due to the change in range of the financial measures we considered to more closely align with Cerner; therefore, Teradata Corporation was removed from, and Genpact Limited was added to, the peer group we used in 2016 as compared to 2015. The 17 companies included in our 2016 peer group were:

2016 Compensation Peer Group
Company Name	Ticker
Adobe Systems, Inc.	ADBE
Akamai Technologies, Inc.	AKAM
Autodesk, Inc.	ADSK
Cadence Design Systems, Inc.	CDNS
Citrix Systems, Inc.	CTXS
Cognizant Technology Solutions Corporation	CTSH
Equinix, Inc.	EQIX
F5 Networks, Inc.	FFIV
Fiserv, Inc.	FISV
Genpact Limited	G
Global Payments, Inc.	GPN
Intuit, Inc.	INTU
Open Text Corporation	OTEX
Red Hat, Inc.	RHT
Salesforce.com, Inc.	CRM
Synopsys, Inc.	SNPS
VMWare, Inc.	VMW

At the beginning of each fiscal year, the Compensation Committee reviews our peer group and the history of all the elements of each NEO's total compensation, including base salary, performance-based cash incentive compensation and long-term incentive plan compensation, over each of the past three years in relation to the total compensation and compensation elements of the corresponding executive officers of the companies in our peer group. Typically, our CEO, along with our Chief People Officer, makes compensation recommendations to the Compensation Committee with respect to the NEOs (excluding the CEO's compensation). The other NEOs do not participate in NEO compensation recommendations. The Compensation Committee Chairperson reviews the peer group comparisons with the Chief People Officer and makes compensation recommendations to the Compensation Committee with respect to the CEO. The Compensation Committee, after review and discussion of the items set forth above, makes the ultimate decision as to the total compensation and compensation components for our CEO and the other NEOs.

The Compensation Committee has authority to secure the services of advisers both internal and external to the Company, including the retention of outside consultants to review executive compensation, Board of Director compensation and to perform any other analysis the Compensation Committee deems appropriate. Historically, the Compensation Committee has worked with our internal resources, such as the Chief People Officer and the human resources compensation team, along with the outside consultant to carry-out its responsibilities. The Compensation Committee engaged Deloitte Consulting LLP ("Deloitte Consulting"), an independent compensation consultant, to assist it in fulfilling its responsibility during 2016. Deloitte Consulting was retained directly by the Compensation Committee and worked with the Compensation Committee for eleven years through 2011 and since the beginning of 2015. During 2016, Deloitte Consulting was engaged to advise the Compensation Committee regarding executive and Board compensation matters, including competitive pay analysis, peer group selection, updates on trends in executive and director compensation, and review of the Compensation Discussion and Analysis and related tables included in our 2016 Proxy Statement.

The fees charged by Deloitte Consulting for compensation consulting services during 2016 were $40,280. During 2016, affiliates of Deloitte Consulting provided other services to Cerner that were unrelated to executive compensation matters. The decision to engage affiliates of Deloitte Consulting for these other services was made by our management. For these non-compensation related consulting services, we paid Deloitte Consulting and its affiliates approximately $5,042,000. The Compensation Committee and the Board have been informed of this ongoing work and the use of affiliates of Deloitte Consulting for services unrelated to executive compensation matters, but neither the Board nor the Compensation Committee specifically approved these services.

After considering the independence of Deloitte Consulting by applying the factors required by SEC and NASDAQ Rules and determining that no conflict of interest exists, the Compensation Committee engaged Deloitte Consulting as its independent compensation consultant for 2017.

Aligning Pay with Performance
During 2016, our management team continued practices established to closely link pay to performance. A quarterly performance review process was used to provide regular assessments of executives on their performance and attainment of Company goals. Under this program, any executive whose performance was evaluated as being in the bottom 10% of all executives was not generally eligible for pay increases or additional stock option or other equity grants. In addition, such executive's performance-based cash incentive compensation award, if earned, may be reduced or eliminated due to the individual's performance rating.

Compensation Elements
Compensation for our NEOs may include: i) base salary, ii) performance-based cash incentive compensation, and iii) long-term incentive plan compensation, consisting of stock options and performance-based restricted shares. In 2016, equity compensation consisted solely of stock options. To provide incentives to attain our business goals, a significant portion of executive compensation is at-risk and tied to individual and Company performance. Additionally, we provide our NEOs with a relatively limited number of perquisites, which the Compensation Committee believes are reasonable. Our process for allocating between short-term and long-term compensation is to ensure adequate base salary and cash bonus opportunity to attract and retain executives, while providing incentives to maximize long-term value for us and our shareholders. We determine the mix of base salary and performance-based cash incentive compensation by balancing the needs of providing adequate guaranteed cash compensation while at the same time providing a meaningful incentive to motivate the executive to achieve the established performance targets. In 2016, cash compensation packages approved for the NEOs ranged from 34% to 49% in base salary and 51% to 66% in targeted performance-based cash incentive compensation. 100% of approved equity compensation was in the form of non-qualified stock options. Our total approved compensation package mix for the NEOs in 2016 ranged from 37% to 51% in cash compensation and 49% to 63% in equity compensation. The equity compensation mix of our NEOs differed from 2015 when we granted a mix of non-qualified stock options and performance-based restricted stock. This change in philosophy with regard to the type of equity compensation granted was intended to increase focus of our NEOs on long-term value and growth for our shareholders. We believe this formula is competitive within the marketplace, appropriate to fulfill our corporate objectives and addresses the goals outlined below under "Long-Term Incentive Plan Compensation."

Base Salary. As set forth above, the Compensation Committee reviews peer group data and recommendations proposed by the CEO, Chief People Officer and human resources compensation team prior to approving the base salary of our NEOs during the first quarter of each calendar year. Base salary is based on the duties and responsibilities that each NEO is expected to discharge during the current year and on the NEO's performance during the prior year. We also perform external market comparisons for the NEOs, relative to industry-specific peers as disclosed above, based on individual job responsibility. This comparison data helps ensure that the proposed NEO's compensation is within reasonable market comparison ranges and in line with our compensation strategy, detailed above. As discussed in more detail below, management and the Compensation Committee have decided not to provide increases to the base salaries of our NEOs and other executives in 2017.

Performance-Based Cash Incentive Compensation. Our Cerner Corporation Performance-Based Compensation Plan (as Amended and Restated May 27, 2016) ("Performance-Based Compensation Plan") is designed to provide a meaningful incentive on both a quarterly and annual basis to key associates and NEOs and to motivate them to assist in achieving short-term Company goals. Individual payments vary, depending on individual performance and, in some cases, business unit operational achievements. We grant these cash incentives pursuant to our shareholder approved Performance-Based Compensation Plan. Each of our NEOs is eligible to participate in this plan. As discussed in more detail below, management and the Compensation Committee have decided not to provide increases to the performance-based cash incentive target of our NEOs and other executives in 2017.

Performance targets for the upcoming year are initially developed and recommended by management in connection with our annual financial planning process during the last quarter of the year. The Compensation Committee reviews the performance targets proposed by management for the NEOs to ensure they reflect appropriate business growth and return to our shareholders.

All of our NEOs are eligible to participate under the executive feature of the Performance-Based Compensation Plan. Payments made under the executive feature are designed with the intent to qualify as "performance-based" compensation under Section 162(m) of the Internal Revenue Code, and to enable us to deduct the amount of the payments to the greatest extent permitted thereunder. The Section 16 Insider Equity and Incentive Compensation Subcommittee of the Compensation Committee ("Equity and Incentive Subcommittee"), comprised solely of outside directors as defined under Section 162(m) of the Internal Revenue Code, establishes the measure or measures of financial performance and/or the target levels of operational performance ("Executive Targets") prior to or at the beginning of the correlated performance period. The measurement of the achievement of such Executive Targets is determined under pre-established objective formulas. The Equity and Incentive Subcommittee may select metrics such as earnings per share ("EPS"), operating margin, agreement margin or other metrics specifically permitted by the executive feature of the plan, which may include GAAP and non-GAAP financial measures. The Equity and Incentive Subcommittee selects Executive Targets which it believes will help drive business growth and return to our shareholders while providing a meaningful incentive on both a quarterly and annual basis to the participants. Once established, the Executive Targets under the executive feature of the Performance-Based Compensation Plan may not be changed. Payments awarded to NEOs under the executive feature of the Performance-Based Compensation Plan may only be adjusted downward, based on a subjective analysis of the NEO's overall performance, from the maximum payment amount available to such executive officer. The maximum cash-based award available is 165% of the target incentive amount. This maximum level of award can be reduced by up to 25% of the target incentive amount (which reduces the maximum level of award down to 140% of the target incentive amount) if either an NEO's individual performance rating is less than a predesignated performance level (but which is higher than a threshold level) or management or the Compensation Committee does not elect to factor in individual performance ratings in Performance-Based Compensation Plan payments. The maximum cash-based award available will also be reduced if either the level of achievement of the Executive Targets is less than the maximum target incentive or management or the Compensation Committee elects to reduce the maximum payment amount due to an individual performance rating below a threshold level or for other reasons. Regardless of amounts earned in connection with achieving the Executive Targets, the maximum possible payout under the Performance-Based Compensation Plan is capped at 500% of base salary at the time the performance targets are approved for our NEOs, unless the administrator of the Performance-Based Compensation Plan expressly acknowledges that the availability of Internal Revenue Code Section 162(m)'s performance-based compensation exemption is not desired. This limit was increased from the levels in 2015, which were 200% of base salary for our CEO and 175% of base salary for the other NEO's, following approval of our shareholders at the 2016 Annual Shareholders' Meeting.

Between Compensation Committee meetings, the Incentive Compensation Plan - Quarterly Administration Subcommittee may approve quarterly Executive Targets and determine whether one or more Executive Targets have been satisfied, prior to payment by us to any NEO.

During 2016, the Executive Targets for our NEOs consisted solely of adjusted EPS, which was chosen to help drive business growth and return to our shareholders while providing a meaningful incentive on both a quarterly and annual basis. We have primarily used adjusted EPS as the sole performance metric for our NEOs since 2007. The adjusted EPS targets and results we use for our Performance-Based Compensation Plan are non-GAAP financial measures and in 2016 excluded share-based compensation expense, Cerner Health Services acquisition-related amortization, acquisition-related deferred revenue adjustments, other acquisition-related adjustments, and nonrecurring, infrequent or unusual items, such as a lower than planned tax rate, impairment of cost-method investment and voluntary separation plan expenses. We believe adjusted EPS is the best determination of our financial performance and takes into account the impact of certain items that were not originally contemplated in setting plan targets. As a result, our calculation of adjusted EPS may vary from year to year. Furthermore, our calculation of adjusted EPS for purposes of determining executive compensation may differ from similarly-titled financial measures that we publicly disclose.

As a result of our 2016 performance relative to the attainment of the established Executive Targets, we made cash awards to our NEOs under the Performance-Based Compensation Plan. Aggregate incentives paid to our NEOs in the 2016 fiscal year were 89% of the target incentive amount and 54% of the maximum cash incentive opportunity. Payouts were based solely on attainment of the established adjusted EPS targets and no discretionary changes based on individual performance were made to the amounts earned. Additionally, no cash payments tied to individual performance were made in 2016. The following tables detail the payouts by performance plan metric for our NEOs in 2016 and the related performance plan metric attainment by quarter.

NEO	Performance Metric	Perform-ance Plan Target ($)	Results Relative to Performance Plan Target ($) (1)	Target Attain-ment %	Target Incentive Amount ($)	Actual Amount Earned ($) (2)	% Earned Relative to Target Incentive Amount	Maximum Cash Incentive Opportunity ($)	% Earned of Maximum Cash Incentive Opportunity
Neal L. Patterson	Adjusted Earnings Per Share	2.31	2.29	99%	1,967,500	1,755,750	89%	3,246,375	54%
Marc G. Naughton	Adjusted Earnings Per Share	2.31	2.29	99%	541,250	482,963	89%	893,063	54%
Jeffrey A. Townsend	Adjusted Earnings Per Share	2.31	2.29	99%	841,250	750,675	89%	1,388,063	54%
Michael R. Nill	Adjusted Earnings Per Share	2.31	2.29	99%	841,250	750,675	89%	1,388,063	54%
Zane M. Burke	Adjusted Earnings Per Share	2.31	2.29	99%	841,250	750,675	89%	1,388,063	54%
Totals of Named Executive Officers					5,032,500	4,490,738	89%	8,303,627	54%

(1)
The results relative to the performance plan target reflect adjustments compared to results reported on a Generally Accepted Accounting Principles ("GAAP") basis in our 2016 consolidated financial statements, included in the 2016 Annual Report on Form 10-K. These numbers have been adjusted by the Equity and Incentive Subcommittee for performance-based cash incentive calculation purposes to exclude share-based compensation expense, acquisition-related adjustments and the impact of certain items that were not originally contemplated in setting plan targets, including a lower tax rate than planned, voluntary separation plan expenses, and impairment of cost-method investment.

The following table provides a reconciliation of our GAAP diluted EPS compared to the adjusted diluted EPS results used for our Performance-Based Compensation Plan for our fiscal year ended December 31, 2016:

(in thousands, except per share data)
Net Earnings (GAAP)	$636,484
Pre-tax adjustments for Adjusted Net Earnings:
Share-based compensation expense	80,591
Health Services acquisition-related amortization	80,647
Acquisition-related deferred revenue adjustment	20,470
Other acquisition-related adjustments	4,338
Voluntary separation plan expense	36,080
Impairment of cost-method investment	3,649
After-tax adjustments for Adjusted Net Earnings:
Income tax effect of pre-tax adjustments	(69,250)
Lower tax rate than planned	(7,007)

Adjusted Net Earnings (non-GAAP)	$786,002

Diluted weighted average shares outstanding	343,653

Adjusted Diluted Earnings Per Share (non-GAAP) (Performance-Based Compensation Plan)	$2.29

k
(2)Amounts earned were based solely on attainment of the performance metric and do not include any reduction related to individual performance ratings. Also, no amounts tied to individual performance ratings were paid in 2016.

Performance Metric Summary (EPS)
Measurement Period	Target (1)	Results (2)	Attainment %	Payout %	Quarterly Weighting (3)
Q1	$0.52	$0.52	100%	100%	15%
Q2 YTD	$1.08	$1.10	102%	120%	15%
Q3 YTD	$1.68	$1.68	100%	100%	15%
Q4 YTD	$2.31	$2.29	99%	75%	55%

(1)	Target reflects the 100% performance payout level.

(2)
The results relative to the performance plan target reflect adjustments compared to results reported on a GAAP basis. These numbers have been adjusted by the Compensation Committee for performance-based cash incentive calculation purposes to exclude share-based compensation expense, acquisition-related adjustments, and the impact of certain items that were not originally contemplated in setting plan targets, including a lower tax rate than planned, voluntary separation plan expenses, and impairment of cost-method investment.

(3)
Quarterly weightings of the annual target incentive amounts, resulting in a weighted-average aggregate incentive payout of 89% by multiplying the payout percentage for each quarter by that quarter's weighting.

During 2016, the NEOs, except for Mr. Patterson who is discussed separately below, earned total cash compensation as follows:

NEO	Base Salary Earned ($)	Performance-Based Compensation Plan Payments Earned ($)	Total Cash Compensation Earned ($)
Marc G. Naughton	524,712	482,963	1,007,675
Jeffrey A. Townsend	657,596	750,675	1,408,271
Michael R. Nill	657,596	750,675	1,408,271
Zane M. Burke	657,596	750,675	1,408,271

In 2017, our human resources compensation team, together with executive management, reviewed and considered with the Compensation Committee alternatives related to base salary, performance-based cash incentive compensation and long-term incentive plan compensation. Based on this review, the Compensation Committee determined that our compensation approach for all three types of compensation meets the needs and serves the purposes as set forth in this Compensation Discussion and Analysis. However, to further our focus on delivering shareholder value, management has recommended and the Compensation Committee has approved a modified approach to executive compensation increases in 2017. Under this approach, a majority of executive compensation increases will be delivered in the form of restricted stock units in lieu of base salary or performance-based cash incentive compensation increases. The Compensation Committee believes that this approach to executive compensation increases for 2017 will allow us to reward and retain our executives, while further aligning their interests to those of our shareholders.

For 2017, the Compensation Committee has approved the continued use of adjusted EPS as the sole performance metric for all NEOs. We continue to believe this metric aligns well with our internal financial imperatives to expand operating margin and grow bottom line earnings, and the Compensation Committee believes this is the best performance metric to help drive business growth and return to our shareholders while providing a meaningful incentive on both a quarterly and annual basis to our NEOs. The 2016 adjusted EPS performance for incentive compensation purposes represented 12% earnings growth over 2015, which was primarily a result of increased revenues. The 2017 Executive Targets are derived from the 2017 financial plan approved by the Board of Directors and reflect expected earnings growth between 6% and 13%. Similar to 2016, the 2017 maximum performance-based cash incentive opportunity for the NEOs is 165% of the target incentive amount, which can be reduced by up to 25% of the target incentive amount (which reduces the maximum level of award down to 140% of the target incentive amount) if either an NEO's individual performance rating is less than a predesignated performance level (but which is higher than a threshold level) or management or the Compensation Committee does not elect to factor in individual performance ratings in Performance-Based Compensation Plan payments. The maximum cash-based award available will also be reduced if either the level of achievement of the Executive Targets is less than the maximum target incentive or management or the Compensation Committee elects to reduce the maximum payment amount due to an individual performance rating below a threshold level or for other reasons. The adjusted EPS target designated for each level of payout, as a percentage of the performance target, is consistent with prior years.

Performance-based compensation paid to our NEOs for all years beginning with 2008 is subject to "claw back" provisions pursuant to performance plan agreements with our NEOs. These agreements have language stating that in the event we implement a Mandatory Restatement (as defined in the Performance-Based Compensation Plan), which restatement relates to the respective fiscal year, some or all of any amounts paid as an incentive payment earned by the participant under the Performance-Based Compensation Plan and related to such restated period(s) will be recoverable and must be repaid as determined appropriate by our Board of Directors, in most cases within 90 days of such restatement(s). The amount to be repaid will be up to the amount by which the incentive compensation paid or received exceeds the amount that would have been paid or received based on the financial results reported in the restated financial statement(s). Additionally, if the NEO is individually found by our Board of Directors to have engaged in fraud or misconduct that caused or partially caused the need for a Mandatory Restatement, then all amounts paid as an incentive payment earned and related to the restated period(s) will be fully recoverable. And, commencing in 2016, all incentive compensation payments earned under the Performance-Based Compensation Plan that are forfeitable or recoverable by Cerner pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 ("Dodd-Frank") and in accordance with any Cerner policies and procedures adopted by the Compensation Committee in order to comply with Dodd-Frank (even if such policies or procedures are adopted in the future), will also be forfeitable.

Long-Term Incentive Plan Compensation. Awards under our Cerner Corporation 2011 Omnibus Equity Incentive Plan (the "Long-Term Incentive Plan") may consist of stock options, restricted stock and performance shares, as well as other awards including stock appreciation rights, phantom stock and performance unit awards, which may be payable in the form of Common Stock or cash at the Compensation Committee's discretion. In 2016, in order to increase focus on long-term value and growth for our shareholders, the Equity and Incentive Subcommittee approved NEO awards in the form of stock options. In 2017, the Equity and Incentive Subcommittee approved NEO awards in the form of stock options and restricted stock units as discussed above.

Our Long-Term Incentive Plan is designed to drive long-term shareholder value and retain valuable associates and executives by: i) positioning us competitively as an employer, ii) creating an incentive for associates to contribute to our sustained, long-term growth, iii) creating a mutuality of interest between our associates and shareholders, and iv) providing financial incentives for associates. The program encourages associate stock ownership in an effort to align associates' interests with the interests of shareholders.

The Compensation Committee approves an annual aggregate value target for all eligible associates excluding the NEOs, other executive officers and members of the Board. The Equity and Incentive Subcommittee also approves specific grant levels for the NEOs, other executive officers and members of the Board on an annual basis. Stock option grants are typically made to an executive upon commencement of employment with us or upon an associate's promotion to an executive role. Executives are eligible for additional Long-Term Incentive Plan grants on an annual basis as individual and Company performance warrants. Grants are also made to the top 20% performers below the executive level based upon individual achievements. After careful review of our financial condition and stock performance, the Compensation Committee has re-determined that stock option grants continue to provide an appropriate incentive for our associates and executives given our historical stock performance, the familiarity of this type of compensation to associates and the fact that exercises have historically generated value to associates.

The Board of Directors has adopted an Equity-based Grant Policy, which outlines the grant practices with respect to equity-based grants awarded under our Long-Term Incentive Plan. This policy establishes grant dates for our equity awards that ensures grant dates will be outside of trading blackout periods except in the case of new hires and as approved by the Compensation Committee. Under the policy, the Board of Directors, the Compensation Committee or an authorized subcommittee of the Compensation Committee approves: i) the equity grant type, ii) the grant date and iii) the number of shares of the annual performance review equity grants made to our NEOs and Section 16 officers. Grants are made at an exercise price that is equal to the closing market price of our Common Stock on the date of grant. Under the Equity-based Grant Policy, the date of grant must be a date set at the time of grant approval, which date: a) shall be on or after the grant approval date, b) shall not be during a quarterly blackout period as defined in our trading policy, and c) if the Board of Directors or the Compensation Committee is aware of any material, non-public information at the time it approves the grant, shall be a date that is at least one full trading day after the public disclosure of such material, non-public information. Equity grants for new hires shall be the associate's first day of employment or a later equity grant program date. The type and size of the grant is based on the individual's level of responsibility; the individual's contributions to the achievement of our financial and strategic objectives; anticipated future contributions to the Company; market pay; and, for our NEOs and other executive officers, consideration of the individual's current Cerner equity wealth accumulation. Stock option grants typically vest over a five-year period with 40% vesting at the end of the second year and 20% vesting each year thereafter (this vesting schedule has been determined by the Board and is intended to promote retention and long-term investment in our stock). These grants typically expire 10 years from the date of grant. Performance-based restricted shares typically vest over three years based on performance metrics established at the date of grant. Time-based restricted shares have typically vested over a one to three-year period. No performance-based or time-based restricted shares were granted to the NEOs in 2016.

In accordance with our overall compensation philosophy and to align the executives' focus on our long-term performance, we granted stock option awards to our NEOs, including Mr. Patterson, in March 2016. Individual grants for NEOs were based on job responsibilities, performance during 2015 and contributions to the achievement of our financial and strategic objectives, anticipated future contributions to the Company, market pay and equity wealth accumulation - all factors the Equity and Incentive Subcommittee believes help ensure we are rewarding such executives competitively and fairly. The other considerations in determining the number of shares granted to each NEO were the size of past grants, the value of the grants and the market position of our compensation within our peer group. Although the size of each NEO's equity grant is based on the factors described above, we do not weight these factors or use a formula to determine the current year's award. The decision is based on the judgment of our CEO (for the other NEOs' awards) and Compensation Committee members who have extensive experience in setting motivating and reasonable compensation arrangements for our NEOs. The Equity and Incentive Subcommittee has approved equity grants in the form of stock options and restricted stock units to our NEOs for 2017 to increase focus on long-term value and growth for our shareholders. The details of these grants to NEOs are discussed in "Compensation of the other NEOs."

Compensation of the Chief Executive Officer
The Compensation Committee determines compensation for the CEO using the same criteria it uses for other NEOs. The Compensation Committee meets each year in executive session to evaluate the performance of the CEO and determine his compensation package, including base salary, performance-based cash incentive compensation, long-term incentive compensation, benefits and perquisites, if any.

In March 2016, the Compensation Committee determined that it would increase Mr. Patterson's cash compensation as discussed below. Mr. Patterson was also issued a stock option grant of 157,000 shares with an exercise price equal to the closing fair market value on March 11, 2016, the date of the grant. Mr. Patterson's total compensation for 2016 was in the lower quartile of our peer group, which is a decrease from 2015. In particular, the Compensation Committee noted that, under Mr. Patterson's leadership in 2015, we delivered strong financial results overall, with a 30% increase in revenue, strong margin performance, 28% increase in bookings, 34% increase in backlog, strong expense management and 29% increase in adjusted net earnings. The Compensation Committee also noted that under Mr. Patterson's leadership we continued to expand our boundaries and new market entry through innovation and development of new solutions, services and delivery strategies; as well as the successful closing, and the commencement of integration, of the Cerner Health Services business acquisition. The Compensation Committee also observed that Mr. Patterson is a talented leader demonstrating the ability to deliver successful short-term results in a time of changing market conditions and our Company's role in the health care delivery system, while maintaining focus on the long-term vision for our Company. The Compensation Committee also noted Mr. Patterson's continued strong results in organizing and developing management teams.

The Compensation Committee and the Equity and Incentive Subcommittee (with respect to equity and incentive compensation grants) approved a base salary of $1,025,000 effective March 20, 2016 (which is unchanged from Mr. Patterson's 2015 base salary) and performance-based cash incentive target opportunity of $2,000,000 effective April 3, 2016 for Mr. Patterson (with a maximum performance-based cash incentive opportunity of $3,246,375 for him under the Performance-Based Compensation Plan). During 2016, Mr. Patterson earned total cash compensation of $2,780,750 which included $1,025,000 in base salary and $1,755,750 in payments earned under our Performance-Based Compensation Plan. Mr. Patterson earned 89% of the target incentive amount and 54% of the maximum cash incentive opportunity available to him under the Performance-Based Compensation Plan during 2016.

The Compensation Committee also approved Mr. Patterson's personal use of aircraft owned, leased or otherwise made available to Cerner via fractional leasehold or ownership interest or charter (the "Corporate Aircraft") in 2016 up to a value of $300,000. We convert the Compensation Committee approved value of personal use of Corporate Aircraft value into hours of flight time in accordance with corporate policies based on the incremental cost to use Cerner's Corporate Aircraft and excluding any "deadhead" hours and any additional incremental cost incurred in connection with Cerner's decision to require a Section 16 officer to use third party aircraft instead of Company owned aircraft when business needs dictate. For more detailed information, see "Perquisites."

The Compensation Committee has determined that Mr. Patterson's base salary for 2017 will remain at $1,025,000 and his performance-based cash incentive compensation target for 2017 will remain at $2,000,000. Mr. Patterson's maximum performance-based cash incentive opportunity for 2017 under the terms of our Performance-Based Compensation Plan is $3,300,000 (which represents the maximum possible payout opportunity for him under the Performance-Based Compensation Plan). The Compensation Committee also approved Mr. Patterson's personal use of Corporate Aircraft in 2017 up to a value of $300,000, excluding "deadhead" hours and any additional incremental cost incurred in connection with Cerner's decision to require Mr. Patterson to use third party aircraft instead of Company owned aircraft when business needs dictate (which is unchanged from Mr. Patterson's allotted personal use in 2016). For more detailed information, see "Perquisites." On March 2, 2017, the Equity and Incentive Subcommittee of the Compensation Committee also approved a stock option grant to Mr. Patterson of 157,000 shares and performance-based restricted stock units equivalent to 4,150 shares, both granted on March 3, 2017. The performance-based restricted stock units will vest on March 5, 2018 if our reported adjusted net earnings for fiscal year 2017 is equal to or greater than a 6% increase over our reported adjusted net earnings for fiscal year 2016 and Mr. Patterson continues to be employed through the vest date. His 2017 base salary and 2017 performance-based cash incentive compensation became effective April 2, 2017.

Compensation of the other NEOs
The Compensation Committee and the Equity and Incentive Subcommittee approved the 2016 compensation packages, effective March 20, 2016 for base salaries, April 3, 2016 for performance-based cash incentive compensation and March 11, 2016 for equity grants, for each of the NEOs, other than the CEO, as follows:

NEO	Base Salary ($)	Performance-based Cash Incentive Target ($)	Maximum Performance-based Cash Incentive Opportunity ($)	Equity Grant (Shares) (1)	Equity Grant ($) (2)
Marc G. Naughton	530,000	555,000	893,063	87,500	1,590,599
Jeffrey A. Townsend	665,000	860,000	1,388,063	140,000	2,544,958
Michael R. Nill	665,000	860,000	1,388,063	140,000	2,544,958
Zane M. Burke	665,000	860,000	1,388,063	140,000	2,544,958

(1)	Non-qualified stock options.

(2)
These amounts reflect the grant date fair value of the option awards granted under our Long-Term Incentive Plan as described under "Compensation Elements - Long-Term Incentive Plan Compensation." Refer to Note 14 in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for fiscal year ended December 31, 2016 for the relevant assumptions used to determine the valuation of our option awards.

The Compensation Committee and the Equity and Incentive Subcommittee have approved the 2017 compensation packages, effective April 2, 2017 for base salaries and performance-based cash incentive compensation and March 3, 2017 for equity grants, for each of the NEOs, other than the CEO, as follows:

NEO	Base Salary ($)	Performance-based Cash Incentive Target ($)	Maximum Performance-based Cash Incentive Opportunity ($)	Equity Grant (Shares)
Marc G. Naughton	530,000	555,000	915,750	87,500(1) 1,500(2)
Jeffrey A. Townsend	665,000	860,000	1,419,000	140,000(1) 2,100(2)
Michael R. Nill	665,000	860,000	1,419,000	140,000(1) 2,100(2)
Zane M. Burke	665,000	860,000	1,419,000	140,000(1) 2,100(2)

(1)	Non-qualified stock options.

(2)    Restricted stock units that will vest on March 5, 2018 assuming the NEOs continued employment through the vest date.

Vesting of Performance-Based Restricted Stock Grants
The following discusses the determination of performance-based shares granted to each NEO (other than Mr. Patterson) that will vest in 2017 with respect to performance periods ending in 2016. These grants vest based on the attainment of the performance metric noted and continued employment through the vest date. The table reports the performance against the targets and the shares that will vest for each NEO (other than Mr. Patterson) in 2017.

NEO	Grant Date	Vest Date	Possible Shares	Performance Metric	Target	Actual	Subject to reduction based on individual performance goals	Shares to Vest
Marc G. Naughton	3/7/2014	6/1/2017	6,800	2016 adjusted earnings growth over 2013	20%	58%	Yes	6,800
Jeffrey A. Townsend	3/7/2014	6/1/2017	14,400	2016 adjusted earnings growth over 2013	20%	58%	Yes	14,400
Michael R. Nill	3/7/2014	6/1/2017	14,400	2016 adjusted earnings growth over 2013	20%	58%	Yes	14,400
Zane M. Burke	3/7/2014	6/1/2017	14,400	2016 adjusted earnings growth over 2013	20%	58%	Yes	14,400

The objective performance metrics for 2016 were attained and, based on management review and Compensation Committee approval of each NEO's (other than Mr. Patterson) performance rating and individual performance goal attainment, it was determined that 100% of the available shares are eligible to vest. The shares to vest for each NEO (other than Mr. Patterson) as noted in the table are contingent upon each individual's continued employment through the June 1, 2017 vesting date.

Internal Pay Equity
Our internal pay equity guidelines provide that the CEO's total cash compensation shall not be more than three times that of the next highest executive officer's total cash compensation. Our Board must approve any exception to these guidelines. Compensation decisions for 2016 and 2017 were in line with these guidelines.

Stock Ownership Guidelines
Under our stock ownership guidelines, our non-employee Directors and every associate that is a vice president or higher in rank, are required to have a certain level of stock ownership in our Company. Ownership in our Company demonstrates a long-term commitment and ensures strong alignment of interests of Directors and our leadership with the interests of shareholders. The stock ownership guidelines establish an annual measurement date of January 1st of each year. The Compensation Committee reviewed the guidelines in March 2017 to be sure they remain reasonable and meet the intended purpose.

Unlike typical ownership guidelines that are based on a multiple of salary or fixed number of shares, our guidelines (referred to as an "Ownership Percentage") require the retention of 45% to 75% of equity awards made to our officers and non-employee Directors. We believe this generally leads to significantly higher stock ownership requirements than other stock ownership policies.

Ownership Percentage Requirement
Board of Directors (non-employees)	75%
Chief Executive Officer	75%
President and Executive Vice President	65%
Senior Vice President	55%
Vice President	45%

Ownership Percentage Formula = Ownership Position (defined below) divided by the number of shares underlying stock options granted during the seven years immediately preceding the annual measurement date + 50% of restricted stock and restricted stock unit awards granted during the seven years immediately preceding the annual measurement date

The "Ownership Position" includes any shares fully owned, including shares owned by a spouse, dependent children or a trust; outstanding stock options (unexercised vested and non-vested); fully vested shares held in our 401(k) plan; shares purchased through, and subject to restriction under, our Associate Stock Purchase Plan ("ASPP"); 50% of non-vested restricted stock and restricted stock unit awards; and shares held in our deferred compensation plan.

A reduced ownership requirement scale will be applied based on tenure. For non-employee Directors, a 10% per year reduced ownership requirement scale will be applied based on years of service with the Board, with a minimum ownership requirement of five times the annual cash retainer (as set for a given year), regardless of tenure. For our management subject to the guidelines, a 2% per year reduced ownership requirement scale will be applied after ten years of service with a minimum ownership requirement of one-half of the Ownership Percentage Requirement noted above regardless of tenure. The guidelines also include hardship and retirement provisions in order to allow executives to diversify a portion of their stock holdings as they approach retirement.

At the annual measurement date on January 1, 2017, all of the NEOs and non-employee Directors were compliant with the stock ownership guidelines. The guidelines allow any officer or Director who is not currently compliant to submit a plan to the CEO and Chief People Officer indicating how compliance will be achieved within a five-year timeframe.

Retirement
We have a 401(k) retirement plan in which contributions are made to the NEOs on the same basis as all other associates. We offer this plan as part of our overall benefits and compensation package to remain competitive in the market and retain talent. We make matching contributions to the plan, on behalf of participants, in an amount equal to 33% of the first 6% of the participant's salary contribution. We also have the option to make a second tier discretionary match to participants' accounts deferring at least 2% of their base salary, if approved by the Incentive Compensation Plan - Quarterly Administration Subcommittee. The discretionary match is calculated as a percentage of paid base salary to plan participants based on performance against established financial metric targets, such as adjusted earnings per share targets used in our Performance-Based Compensation Plan. A second tier match was paid at 0.75% of eligible paid base salary for 2016.

Associate Stock Purchase Plan
We have an Associate Stock Purchase Plan under which participants may elect to contribute 1% to 20% of eligible compensation to the plan, subject to annual limitations determined by the Internal Revenue Code. Participants may purchase our Common Stock at a 15% discount on the last trading day of the purchase period. All associates that meet the eligibility requirements under the ASPP, including the NEOs, are allowed to participate with the exception of those who own an aggregate of 5% or more of the total outstanding shares of our stock.

Health and Welfare Benefits and Insurance
We have medical, dental, vision, group term life insurance, accidental death and dismemberment insurance and travel accident insurance plans in which contributions are made to the NEOs on the same basis as to all other U.S. based associates. The cost of these plans and opportunity for benefits thereunder are the same for the NEOs as for all other U.S. based associates. We offer these plans as part of our overall benefits and compensation package to remain competitive in the market and retain talent.

Perquisites
We consider offering perquisites to our NEOs to help them effectively use their limited personal time and in recognition that they are on call 24 hours a day, seven days a week.

To increase the number of client visits our key executives can make and to reduce the physical strain of their heavy travel schedules, we own and/or lease the Corporate Aircraft. In limited circumstances, the Corporate Aircraft is available for personal use by certain Cerner executives as approved by the Compensation Committee or executive management. Cerner's preference is for personal use flights to be taken on Company-owned aircraft; however, Cerner may require an executive to use a third-party owned aircraft for personal use where business needs justify, such as unavailability of corporate-owned aircraft. At this time, the Compensation Committee has only approved a personal use value for Mr. Patterson (described above). Personal use of the Corporate Aircraft by the approved NEOs, other executive officers and Directors over or in lieu of any personal use value approved by the Compensation Committee is prohibited unless such use is pursuant to a written aircraft time sharing agreement with us. Notwithstanding the foregoing, however, if there is an empty seat on a business flight, personal use by an NEO, executive officer or Director may be permitted if there is zero additional incremental cost to Cerner and such personal use is approved by a designated executive officer or the Compensation Committee. Business travel needs override all personal use requests.

Mr. Patterson has entered into an aircraft time sharing agreement with us that governs any personal use flights on the Corporate Aircraft by Mr. Patterson that exceed the Compensation Committee approved value. And in such case, Mr. Patterson will pay us for the actual aggregate incremental expenses of each specific personal use flight under such time sharing agreement, including the actual expense items of any "deadhead" flights that are permitted by applicable Federal Aviation Administration regulations.

In 2016, the Compensation Committee approved Mr. Patterson's use of the Corporate Aircraft for personal use up to $300,000 in value (such value is calculated at the incremental cost to use Cerner's Corporate Aircraft and excludes "deadhead" hours and any additional incremental cost incurred in connection with Cerner's decision to require Mr. Patterson to use third party aircraft instead of Company owned aircraft when business needs dictate), which allows the Company to use corporate owned aircraft for business purposes and Mr. Patterson to use his limited personal time effectively. During 2016, Mr. Patterson's personal use of the Corporate Aircraft was below the Compensation Committee approved value, and therefore we paid him $48,964 which was the difference between the approved value and the value of his personal use. However, for SEC reporting purposes, the approved value of $300,000, deadhead costs of $31,683 and $109,996 in additional incremental cost incurred in connection with Cerner's decision to require Mr. Patterson to use third party aircraft instead of Company owned aircraft, each of which were not counted against his personal use limit, must be aggregated and reported as a perquisite. Therefore, the incremental cost to us of Mr. Patterson's personal use of our Corporate Aircraft was $441,679.

In 2017, the Compensation Committee approved Mr. Patterson's use of the Corporate Aircraft for personal use up to $300,000 in value (calculated at the incremental cost to use Cerner's Corporate Aircraft, including when using non-Cerner aircraft in accordance with corporate policies, and excluding "deadhead" hours and any additional incremental cost incurred in connection with Cerner's decision to require Mr. Patterson to use third party aircraft instead of Company owned aircraft when business needs dictate), which allows Mr. Patterson to use his limited personal time effectively. Any amounts approved by the Compensation Committee but not used by the end of the calendar year will be paid out directly to Mr. Patterson. Any amounts used by Mr. Patterson in excess of the Compensation Committee approved value are paid by Mr. Patterson to us.

We do not pay any tax gross-ups with regard to the taxable income related to these perquisites.

Severance Arrangements
Because employment with Cerner is at-will, Cerner has no obligation to compensate any associate upon termination from his or her employment other than as may be provided in that associate's Cerner Associate Employment Agreement or as specifically set forth in our Enhanced Severance Pay Plan, which was first approved in 2005. We recognize that business needs, an associate's work performance or other reasons may require termination of employment. Because we value the contributions of our associates, we promote compensation tools that will create and maintain a productive and fulfilling work environment, which tools also help with our recruiting and retention efforts. Our Enhanced Severance Pay Plan is used to: show that we value our associates and that we are interested in helping to mitigate the financial hardship caused by business conditions or other factors necessitating a termination; help recruit and assure retention of valuable associate experience, skills, knowledge and background; and, reinforce and encourage continued attention and dedication to duties without distraction arising from the possibility of a change in control of the Company. We do not pay tax gross-ups on any severance payments.

Our Enhanced Severance Pay Plan is discussed in more detail below under the heading "Employment Agreements & Potential Payments Under Termination or Change in Control."

Employment Agreements
We enter into employment agreements with all of our associates, including all of the NEOs. Refer to "Employment Agreements & Potential Payments Under Termination or Change in Control" for further details.

Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to a public company for compensation in excess of $1 million per fiscal year paid to a company's Chief Executive Officer and its next three other most highly compensated officers (other than the Chief Financial Officer) serving at the end of that year. Not subject to the deductibility limit, however, is compensation that qualifies as "performance-based" compensation. We believe it is in the best interest of our shareholders for us to maximize the deductibility of compensation under Section 162(m) to the extent doing so is reasonable and consistent with our strategies and goals. Stock options and performance-based restricted stock awarded under our shareholder approved Long-Term Incentive Plan and payments under our shareholder approved Performance-Based Compensation Plan are designed with the intent to be "performance-based" compensation under Section 162(m), and to enable us to deduct such compensation to the greatest extent permitted under Section 162(m).

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. We believe it is important to retain the flexibility to compensate executives competitively even if such compensation is potentially not deductible for tax purposes. The Compensation Committee considers the impacts of Section 162(m) in developing, implementing, and administering our compensation programs. However, the Compensation Committee balances this consideration with our primary goal of structuring compensation programs to attract, motivate, reward and retain qualified associates. As such, exceptions may occur when the Compensation Committee, after balancing tax efficiency with our strategies and goals, believes it is in the best interests of our shareholders. In addition, because of the uncertainties associated with the application and interpretation of Section 162(m) and the regulations issued thereunder, there can be no assurance that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible.

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding compensation earned by our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated NEOs for the Company's last three fiscal years.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (5)	Total ($)
Neal L. Patterson	2016	1,025,000	—	—	2,853,988	1,755,750	—	448,926(6)	6,083,664
Chairman of the Board and Chief Executive Officer	2015	1,025,000	—	—	3,237,193	1,448,813	—	216,614	5,927,620
	2014	1,044,712	—	—	3,864,670	1,558,703	—	131,325	6,599,410

Marc G. Naughton	2016	524,712	—	—	1,590,599	482,963	—	7,235	2,605,509
Executive Vice President and Chief Financial Officer	2015	501,827	—	602,735	972,263	387,187	—	7,235	2,471,247
	2014	495,961	—	513,145	1,160,720	421,313	—	7,098	2,598,237

Jeffrey A. Townsend	2016	657,596	—	—	2,544,958	750,675	—	44,935(7)	3,998,164
Executive Vice President and Chief of Staff	2015	623,654	—	1,276,380	1,613,072	605,063	—	44,935	4,163,104
	2014	604,615	—	1,086,660	1,925,740	643,013	—	94,067	4,354,095

Michael R. Nill	2016	657,596	—	—	2,544,958	750,675	—	7,235	3,960,464
Executive Vice President and Chief Operating Officer	2015	623,654	—	1,276,380	1,613,072	605,063	—	7,235	4,125,404
	2014	604,615	—	1,086,660	1,925,740	643,013	—	7,098	4,267,126

Zane M. Burke	2016	657,596	—	—	2,544,958	750,675	—	7,235	3,960,464
President	2015	623,654	—	1,276,380	1,613,072	605,063	—	7,235	4,125,404
	2014	604,615	—	1,086,660	1,925,740	643,013	—	7,098	4,267,126

(1)	2014 salary represents 53 weeks due to the Company's 2014 fiscal year ending on January 3, 2015.

(2)
In 2015 and 2014, restricted stock awards were granted pursuant to a three-year performance vesting timeframe under our Long-Term Incentive Plan. The amounts above reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 in relation to the 2015 and 2014 three-year performance vesting timeframe at the probable outcome of the performance metrics being achieved as of the date of grant. The actual amounts that will be earned under the 2015 and 2014 restricted stock grants during the three-year vesting timeframe are dependent upon the achievement of pre-established performance goals and potential reduction of vesting amounts based on subjective performance evaluations. The above numbers assume the maximum level of performance against performance metrics and no reduction in vesting amounts related to the subjective performance evaluations.

(3)
These amounts reflect the grant date fair value of the option awards granted under our Long-Term Incentive Plan as described under "Compensation Elements - Long-Term Incentive Plan Compensation." Refer to Note 14 in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for fiscal year ended December 31, 2016 for the relevant assumptions used to determine the valuation of our option awards.

(4)	Reflects payments earned under our Performance-Based Compensation Plan as described above under "Compensation Elements - Performance-Based Cash Incentive Compensation."

(5)
This column includes the aggregate incremental cost to us of providing perquisites and other personal benefits to the NEOs, as well as our matching contributions (both fixed and discretionary) to the NEOs' accounts pursuant to our 401(k) retirement plan and the tax gross-ups for Mr. Townsend disclosed below.

(6)
This amount includes perquisites and other personal benefits for Mr. Patterson consisting of (i) personal use of our Corporate Aircraft by Mr. Patterson, which had an incremental cost to us in the amount of $441,679 in 2016 and (ii) amounts paid by us for a home/office security system for Mr. Patterson. The incremental cost to us of Mr. Patterson's personal use of Corporate Aircraft was calculated by combining the variable operating costs of such travel, including the cost of fuel and oil, engine reserves, auxiliary power unit reserves, on-board catering and deicing fluids when applicable, the costs of deadhead hours, the additional incremental cost incurred in connection with Cerner's decision to require Mr. Patterson to use third party aircraft instead of Company owned aircraft, and the amount of $48,964 in cash paid to Mr. Patterson because his personal use did not exceed the Compensation Committee approved value.

(7)
This amount includes (i) perquisites and other personal benefits for Mr. Townsend consisting of $20,000 paid in 2016 pursuant to a relocation package approved by the Compensation Committee for Mr. Townsend's temporary relocation from Kansas City, Missouri to Salt Lake City, Utah for an undetermined period of time to lead our partnership with Intermountain Healthcare, (ii) $17,700 in tax gross-ups related to the foregoing relocation package, and (iii) use of the Corporate Aircraft with zero incremental cost to the Company.

2016 GRANTS OF PLAN-BASED AWARDS

The following table reflects estimated possible payouts under non-equity incentive plan awards and the number, exercise price and grant date fair value of option awards made to the NEOs in 2016. Our non-equity incentive awards are granted to participants of our Performance-Based Compensation Plan based upon pre-established performance targets set annually by the Compensation Committee and the Incentive Compensation Plan - Quarterly Administration Subcommittee. For more detailed information regarding our Performance-Based Compensation Plan, see "Compensation Elements - Performance-Based Cash Incentive Compensation." Our equity incentive awards are granted under our shareholder approved Long-Term Incentive Plan. For more detailed information regarding our Long-Term Incentive Plan, see "Compensation Elements - Long-Term Incentive Plan Compensation."

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($) (1)	Target ($)	Maximum ($) (2)	Threshold	Target (#)	Maximum
Neal L. Patterson	3/11/2016	983,750	1,967,500	3,246,375	—	—	—	—	157,000	54.01	2,853,988
Marc G. Naughton	3/11/2016	270,625	541,250	893,063	—	—	—	—	87,500	54.01	1,590,599
Jeffrey A. Townsend	3/11/2016	420,625	841,250	1,388,063	—	—	—	—	140,000	54.01	2,544,958
Michael R. Nill	3/11/2016	420,625	841,250	1,388,063	—	—	—	—	140,000	54.01	2,544,958
Zane M. Burke	3/11/2016	420,625	841,250	1,388,063	—	—	—	—	140,000	54.01	2,544,958

(1)	These amounts represent the lowest level of payouts, if any payout is triggered, for each metric under the Performance-Based Compensation Plan.

(2)
These amounts represent the maximum available payout under the Performance-Based Compensation Plan. Actual fiscal year 2016 amounts earned under the Performance-Based Compensation Plan are included in the Summary Compensation Table.

(3)	The exercise price is equal to the closing fair market value of our Common Stock on the date of grant.

(4)
These amounts reflect the grant date fair value of the awards granted computed in accordance with FASB ASC Topic 718. Refer to Note 14 in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for fiscal year ended December 31, 2016 for the relevant assumptions used to determine the valuation of our option awards.

OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END

The following table provides information regarding outstanding awards to the NEOs that have been granted but not vested or exercised as of December 31, 2016.

	Option Awards						Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date		Number of Shares of Stock That Have Not Vested (#) (4)	Market Value at December 31, 2016 of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards
		Exercisable (#)	Unexercisable (#)						Number of Unearned Shares That Have Not Vested (#) (4)	Market Value at December 31, 2016 of Unearned Shares That Have Not Vested ($)
Neal L. Patterson	3/9/2007	320,000	—	13.45	3/9/2017	(2)	—	—	—	—
	3/14/2008	288,000	—	10.06	3/14/2018	(2)	—	—	—	—
	3/6/2009	280,000	—	9.18	3/6/2019	(2)	—	—	—	—
	3/12/2010	240,000	—	21.30	3/12/2020	(2)	—	—	—	—
	6/28/1995	1,138,000	—	3.70	6/28/2020	(3)	—	—	—	—
	3/11/2011	220,000	—	25.80	3/11/2021	(2)	—	—	—	—
	3/9/2012	128,000	32,000	38.43	3/9/2022	(2)	—	—	—	—
	3/1/2013	96,000	64,000	44.62	3/1/2023	(2)	—	—	—	—
	3/7/2014	58,600	87,900	60.37	3/7/2024	(2)	—	—	—	—
	3/12/2015	—	146,500	70.91	3/12/2025	(2)	—	—	—	—
	3/11/2016	—	157,000	54.01	3/11/2026	(2)	—	—	—	—

Marc G. Naughton	3/6/2009	60,000	—	9.18	3/6/2019	(2)	—	—	—	—
	3/12/2010	60,000	—	21.30	3/12/2020	(2)	—	—	—	—
	3/11/2011	56,000	—	25.80	3/11/2021	(2)	—	—	—	—
	2/24/1997	70,000	—	1.88	2/24/2022	(3)	—	—	—	—
	3/9/2012	40,000	10,000	38.43	3/9/2022	(2)	—	—	—	—
	3/1/2013	30,000	20,000	44.62	3/1/2023	(2)	—	—	—	—
	3/7/2014	17,600	26,400	60.37	3/7/2024	(2)	—	—	6,800	322,116
	3/12/2015	—	44,000	70.91	3/12/2025	(2)	—	—	8,500	402,645
	3/11/2016	—	87,500	54.01	3/11/2026	(2)	—	—	—	—

Jeffrey A. Townsend	3/9/2007	100,000	—	13.45	3/9/2017	(2)	—	—	—	—
	3/14/2008	120,000	—	10.06	3/14/2018	(2)	—	—	—	—
	3/6/2009	110,000	—	9.18	3/6/2019	(2)	—	—	—	—
	3/9/2012	64,000	16,000	38.43	3/9/2022	(2)	—	—	—	—
	3/1/2013	48,000	32,000	44.62	3/1/2023	(2)	—	—	—	—
	3/7/2014	29,200	43,800	60.37	3/7/2024	(2)	—	—	14,400	682,128
	3/12/2015	—	73,000	70.91	3/12/2025	(2)	—	—	18,000	852,660
	3/11/2016	—	140,000	54.01	3/11/2026	(2)	—	—	—	—

Michael R. Nill	3/6/2009	110,000	—	9.18	3/6/2019	(2)	—	—	—	—
	3/9/2012	64,000	16,000	38.43	3/9/2022	(2)	—	—	—	—
	3/1/2013	48,000	32,000	44.62	3/1/2023	(2)	—	—	—	—
	3/7/2014	29,200	43,800	60.37	3/7/2024	(2)	—	—	14,400	682,128
	3/12/2015	—	73,000	70.91	3/12/2025	(2)	—	—	18,000	852,660
	3/11/2016	—	140,000	54.01	3/11/2026	(2)	—	—	—	—

Zane M. Burke	3/9/2012	8,000	12,000	38.43	3/9/2022	(2)	—	—	—	—
	7/31/2012	—	10,000	36.96	7/31/2022	(2)	—	—	—	—
	3/1/2013	48,000	32,000	44.62	3/1/2023	(2)	—	—	—	—
	3/7/2014	29,200	43,800	60.37	3/7/2024	(2)	—	—	14,400	682,128
	3/12/2015	—	73,000	70.91	3/12/2025	(2)	—	—	18,000	852,660
	3/11/2016	—	140,000	54.01	3/11/2026	(2)	—	—	—	—

(1)
Options and restricted stock awards granted in 1995 and 1997 were made from Plan D; grants in 2010 were made from Plan F; grants in 2007, 2008, 2009 and on March 11, 2011 were made from Plan G; grants in 2012 to 2016 were made from the Long-Term Incentive Plan. We no longer make grants from Plans D, F or G.

(2)	Option vests over a five-year period with a 40% vest increment two years from date of grant and 20% vest increments for each of the next three years. Option expires 10 years from date of grant.

(3)	Option vests over a 10-year period with 10% vest increments for each of the 10 years from date of grant. Option expires 25 years from date of grant.

(4)
Includes restricted stock awards that are subject to performance metrics and continued employment through the vesting dates. These awards are scheduled to vest as follows assuming attainment of the performance metrics:

Marc G. Naughton	•	6,800 shares on June 1, 2017, and
	•	8,500 shares on June 1, 2018

Jeffrey A. Townsend, Michael R. Nill and Zane M. Burke	•	14,400 shares on June 1, 2017, and
	•	18,000 shares on June 1, 2018

2016 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding option exercises by our NEOs and the vesting of restricted stock held by our NEOs during 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Neal L. Patterson	1,150,000	63,884,100	—	—
Marc G. Naughton	90,000	5,034,591	8,850	492,237
Jeffrey A. Townsend	100,000	4,060,000	17,800	990,036
Michael R. Nill	50,000	2,779,145	17,800	990,036
Zane M. Burke	149,480	4,980,405	42,800	2,614,036

(1)	Represents the difference between the exercise price and the fair market value of our Common Stock on the date of exercise.

(2)	Represents the aggregate dollar amount realized, which is calculated by multiplying the number of shares of restricted stock by the fair market value of our Common Stock on the vesting date.

EMPLOYMENT AGREEMENTS &
POTENTIAL PAYMENTS UNDER TERMINATION OR CHANGE IN CONTROL

Employment Agreements
Employment agreements entered into with our associates primarily serve to: i) create an "at-will" employment relationship; ii) assign to us any intellectual property rights the associate may otherwise have to any discoveries, inventions or improvements related to our business made while in our employ or within one year thereafter; and iii) provide for restrictive covenants by the associate in favor of Cerner during and after employment with Cerner relating to confidentiality, non-compete and non-solicit obligations. Such employment agreements help protect our intellectual property, client-base/relationships and associates. We enter into such employment agreements with all of our associates, including all of the NEOs. In November 2015, we asked our U.S.-based associates to consider voluntarily agreeing to mutual arbitration in the event of a dispute with Cerner and implemented a process, effective as of November 20, 2015, whereby all new U.S. based associates are required to execute a mutual arbitration agreement as a condition to employment. All of our NEOs voluntarily executed the mutual arbitration supplement to their employment agreements.

The material terms of Mr. Patterson's employment agreement provide for: a) at-will employment; b) an annual base salary, specified use of our Corporate Aircraft and a potential bonus as determined annually by the Board; c) severance payments and benefits upon certain termination events, as discussed in detail below; d) an assignment provision wherein Mr. Patterson assigns all discoveries, inventions or improvements related to our business to us; e) a nondisclosure provision that survives in perpetuity; f) non-competition and non-solicitation provisions that are effective during the term of Mr. Patterson's employment and for two years following termination of employment, for any reason; and g) a general mutual indemnification provision by Mr. Patterson and us.

We have entered into at-will employment agreements with each of our other NEOs. The material terms of each of these agreements provide for: a) an assignment provision wherein each executive assigns to us all discoveries, inventions or improvements related to our business made while in our employ and, for each NEO other than Mr. Townsend, within one year thereafter; b) a non-disclosure provision that survives in perpetuity; and c) noncompetition and non-solicitation provisions that are effective during the term of the executive's employment and for at least two years following termination of employment, for any reason.

Our Enhanced Severance Pay Plan applies to all of our U.S.-based permanent, full-time salaried associates other than Mr. Patterson (whose severance benefits are set forth in his Employment Agreement) and offers severance pay upon:

i) certain termination without cause events (the severance benefits currently range from two weeks to 52 weeks depending on years of service and role and are contingent upon the former associate satisfying certain conditions, including without limitation the execution of a severance and release agreement with us providing for a complete release of all employment-related claims); or ii) qualifying terminations or resignations for Good Reason following a Change in Control, which severance benefits will be paid at 1.5 times the calculated severance (based on role and tenure) and will include both base salary and average cash bonus.

The following table sets forth the severance benefits available under our Enhanced Severance Pay Plan to our NEOs (other than the CEO):

	Severance Matrix - Determined by Years of Service
Associates	Less Than 2 Years Severance Weeks	>2, Less Than 5 Years Severance Weeks	>5, Less Than 10 Years Severance Weeks	>10 Years Severance Weeks
NEOs other than the CEO	16	24	36	52

All of our NEOs other than Mr. Patterson are currently entitled to severance calculated at 52 weeks under our Enhanced Severance Pay Plan. The amount of any severance benefit paid out under the Enhanced Severance Pay Plan is in lieu of, and not in addition to, any other severance an eligible associate may otherwise be entitled to receive from us, including under a Cerner Associate Employment Agreement or other document.

Potential Payments Upon Termination or Change in Control
The following summaries set forth potential payments payable to our NEOs upon termination of employment or a Change in Control of the Company under (and as defined in) their current employment agreements and our other compensation programs, including our Enhanced Severance Pay Plan. The Compensation Committee may at its discretion revise, amend or add to the benefits if it deems advisable.

Neal L. Patterson

Termination by us without Cause (prior to a Change in Control): If Mr. Patterson's employment is terminated by us without Cause (as defined in his Employment Agreement), Mr. Patterson will be entitled to:

Severance Pay: i) three years' base salary (based on his annual base salary at the time of the termination) (less normal tax and payroll deductions), and ii) three times the average annual cash bonus received during the prior three year period (less normal tax and payroll deductions) (which severance amounts will be reduced pursuant to his employment agreement to the extent any amounts are classified as a "parachute payment" under Section 280G of the Internal Revenue Code, unless, even with the imposition of the 20% excise tax on Mr. Patterson, he would receive a larger benefit than he would if his "parachute payments" were reduced (the "Reduced Amount")). These severance payments will generally be payable pro rata during the three-year severance term on Cerner's regular paydays, other than amounts during the first six months that qualify as "excess severance payments" as defined under Section 409A of the Internal Revenue Code (which amounts will be paid at a later date in accordance with his Employment Agreement).

Benefits: health benefits for a three-year period following the termination of employment.

Equity Awards: immediate vesting of all equity incentive awards granted to Mr. Patterson to the extent such grants would have vested based on the passage of time during the three-year period following the date of Mr. Patterson's termination without Cause had he not been terminated. Upon termination by us without Cause, Mr. Patterson will generally have a period of time following termination of employment to exercise any vested options in accordance with the terms of each specific option agreement.

Termination by us without Cause or Resignation by Mr. Patterson for Good Reason (both upon or following a Change in Control): If there is a Change in Control of the Company (as defined in Mr. Patterson's Employment Agreement), 50% of each equity incentive award granted to Mr. Patterson under any of our equity incentive plans that has not yet vested will become vested on the date the Change in Control becomes effective. In addition, Mr. Patterson will be entitled to the following if either: a) Mr. Patterson's employment with us is terminated without Cause within 12 months following the date the Change in Control becomes effective, or b) Mr. Patterson resigns his employment with Good Reason (as defined in his Employment Agreement) within 12 months after the Change in Control becomes effective:

Severance Pay: i) three years' base salary (based on his annual base salary at the time of the termination or resignation) (less normal tax and payroll deductions), and ii) three times the average annual cash bonus received during the prior three-year period (less normal tax and payroll deductions and less any Reduced Amount). These severance payments will be payable either pro rata or in a lump sum payment depending on whether the Change in Control event meets the definition of change in control under Section 409A of the Internal Revenue Code.

Benefits: health benefits for a three-year period following the termination or resignation.

Equity Awards: The remaining 50% of each equity incentive award that has not yet vested will become fully vested upon the effective date of such termination or resignation. The Compensation Committee or Board, however, may decide to accelerate the vesting of any of Mr. Patterson's options.

Termination by us for Cause or Resignation by Mr. Patterson (other than for Good Reason upon or following a Change in Control): In the event we terminate Mr. Patterson's employment for Cause or if Mr. Patterson resigns his employment (other than for Good Reason within 12 months following a Change in Control), Mr. Patterson will be entitled to no further compensation or benefits under his Employment Agreement other than: unpaid salary earned through the termination date and earned but unpaid incentive pay in accordance with our policies.

Equity Awards: unless otherwise provided in the award agreement entered into with Mr. Patterson at the time of grant, upon termination for Cause (as defined in the award agreements) or resignation by Mr. Patterson (other than for Good Reason within 12 months following a Change in Control), Mr. Patterson will forfeit any outstanding unvested awards on the termination date, and he will generally have a period of time following termination of employment to exercise any vested options in accordance with the terms of each specific option award agreement.

Termination upon Death or Disability: In the event Mr. Patterson's employment is terminated as a result of a Disability (as defined in his Employment Agreement) or in the event of Mr. Patterson's death, we will owe Mr. Patterson no further compensation under his Employment Agreement other than: unpaid salary earned through the termination date and earned but unpaid incentive pay in accordance with our policies.

Benefits: if Mr. Patterson's employment is terminated as a result of his death, his estate is entitled to life insurance benefits under our group life insurance program equal to $500,000. In the event of accidental death, Mr. Patterson's estate would receive an additional $500,000. In the event Mr. Patterson died in a travel accident while on Cerner business, his estate would receive an additional $200,000.

Equity Awards: unless otherwise provided in the award agreement entered into with Mr. Patterson at the time of grant, upon termination due to Disability or death, Mr. Patterson will forfeit any outstanding awards, except that he or his estate will generally have a period of time following termination of employment to exercise any vested options in accordance with the terms of each specific option agreement. The Compensation Committee or Board, however, may decide to accelerate the vesting of any of Mr. Patterson's options.

Assuming Mr. Patterson's employment was terminated under each of these circumstances on December 31, 2016, such payments and benefits would have an estimated value of:

Name	Payment/Benefit	Termination Without Cause (prior to a CIC) ($)	Termination Without Cause or Resignation for Good Reason (upon or following a CIC) (1) ($)	For Cause Termination or Resignation (other than for Good Reason upon or following a CIC) ($)	Death (2) ($)	Disability ($)
Neal L. Patterson	Cash Severance (3)	7,838,266	7,838,266	—	—	—
	Benefits (4)	54,098	54,098	—	500,000	—
	Value of Accelerated Equity (5)	462,400	462,400(6)	—	—	—

(1)	Assumes an effective Change in Control date of December 31, 2016.

(2)
The value of death benefits includes the value of basic life insurance. In the event of accidental death, Mr. Patterson's estate would receive an additional $500,000. In the event Mr. Patterson died in a travel accident while on Cerner business, his estate would receive an additional $200,000.

(3)	Cash severance payments could be made in a lump sum or as salary continuation on regularly scheduled paydays for the applicable severance period as determined by us.

(4)
In the case of a termination without Cause or Resignation for Good Reason, this includes the cost of premiums for health, vision and dental benefits over a three-year period, based on the rates in effect on January 1, 2017.

(5)
The payments relating to equity represent the value of unvested, accelerated stock options as of December 31, 2016, calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of our Common Stock on December 30, 2016 (the last trading day in fiscal year 2016). It does not include the value of Mr. Patterson's vested options of $94,397,338 as of December 31, 2016.

(6)
50% of this amount relates to options that would vest automatically upon a Change in Control even if Mr. Patterson's employment continued and 50% represents options that would vest upon his termination of employment without Cause or his resignation with Good Reason within 12 months following the date the Change in Control becomes effective.

Marc G. Naughton, Jeffrey A. Townsend, Michael R. Nill and Zane M. Burke

Termination by us without Cause (with or without a Change in Control event) or Resignation (for Good Reason following a Change in Control event): If we terminate any one of the above NEO's employment without Cause (as defined in each such NEO's employment agreement), each of Messrs. Naughton, Townsend, Nill and Burke will be entitled to the following (except where otherwise stated):

Severance Pay: the equivalent of two weeks' base salary (exclusive of commissions, bonus and other non-salary compensation and benefits), except Mr. Townsend (who does not have a severance pay provision in his employment agreement). In addition, if we terminate any one of the above NEO's employment without Cause (as defined in our Enhanced Severance Pay Plan, see discussion above), with or without a Change in Control event, each one may be entitled to certain additional severance pay under our Enhanced Severance Pay Plan if he is found to be an Eligible Associate (as defined in the Enhanced Severance Pay Plan), which eligibility would entitle him to both non-Change in Control Severance and Change in Control Severance (both defined in the Enhanced Severance Play Plan) and such amounts would be in lieu of and not in addition to the severance, if any, set forth in their employment agreement.

If any one of the above NEOs resigns for Good Reason upon a Change in Control event, he may be entitled to certain additional severance pay under our Enhanced Severance Pay Plan if he is found to be an Eligible Associate, which eligibility would entitle him to Change in Control Severance in such amounts as set forth in the Enhanced Severance Pay Plan.

Equity Awards: unless otherwise provided in the award agreement at the time of grant, upon termination by us without cause, each of the above NEOs will forfeit any outstanding unvested awards except that they will generally have a period of time following termination of employment to exercise any vested options in accordance with the terms of each specific option agreement. Additionally, stock options issued after June 1, 2005 provide that upon termination of any one of the above NEOs by us other than for Cause (as defined in the option agreement) or upon his resignation for Good Reason (as defined in the option agreement) within 12 months following a Change in Control, all of his remaining unvested options shall vest immediately (at the time of the Change in Control, 50% of such unvested options would have vested upon the Change in Control under the terms of such option agreements). The restricted stock grants issued to the above NEOs from 2010 to 2015 were performance-based and therefore did not contain any Change in Control provisions.

Termination by us for Cause or upon Resignation (other than for Good Reason following a Change in Control event): If we terminate any one of the above NEOs' employment for Cause (as defined in their employment agreements) or if any one of the above NEOs resigns his employment (other than for Good Reason following a Change in Control event), he will be entitled to no further compensation or benefits under his employment agreement other than: unpaid salary earned through the termination date and earned but unpaid incentive pay in accordance with our policies.

Equity Awards: unless otherwise provided in the award agreement at the time of grant, upon termination for Cause (as defined in the award agreements) or resignation (other than for Good Reason if addressed and defined in the award agreements), each of the above NEOs will forfeit any outstanding unvested awards on the termination date, and they will generally have a period of time following termination of employment to exercise any vested options in accordance with the terms of each specific option agreement. The restricted stock grants issued to the above NEOs from 2010 to 2015 were performance-based and therefore did not contain any change in control provisions.

Termination upon Death or Disability: In the event any one of the above NEO's employment is terminated as a result of his disability or in the event of death, we will owe no further compensation under the employment agreement with such NEO other than: unpaid salary earned through the termination date and earned but unpaid incentive pay in accordance with our policies.

Benefits: if employment is terminated as a result of death, each of the above NEOs' estates is entitled to life insurance benefits under our group life insurance program equal to one year's salary, with a cap of $500,000, based upon his base salary at the time of death. In the event of accidental death, each of the above NEOs' estates would receive an additional one year's salary, with a cap of $500,000, based on his base salary at the time of death. If any one of the above NEOs was to die in a travel accident while on Cerner business, his estate would receive an additional $200,000.

Equity Awards: unless otherwise provided in the award agreement at the time of grant, upon termination due to disability or death, each of the above NEOs will forfeit any outstanding unvested awards except that he or his estate will generally have a period of time following termination of employment to exercise any vested options in accordance with the terms of each specific option agreement.

Non-compete Payments: If any of Messrs. Naughton, Burke or Nill is unable to obtain employment within three months after termination of his employment due solely to the non-compete restrictions set forth in his employment agreement, the non-compete provisions will continue to be enforceable only so long as we make to him monthly payments, during the remaining non-compete period, equivalent on an annualized basis, to his average cash earnings during the last three years of his employment. Mr. Townsend's employment agreement, while containing a non-compete provision, does not address severance pay or non-compete payments.

Assuming employment was terminated on December 31, 2016 for each of the four above NEOs (excluding Mr. Patterson, see table above) under each set of circumstances set forth above, the following table provides information regarding the estimated value of all such payments and benefits:

Name	Payment/Benefit	Termination Without Cause (prior to a CIC) ($)	Termination Without Cause or Resignation for Good Reason (following a CIC) ($) (1)	For Cause Termination or Resignation (other than for Good Reason following a CIC) ($)	Death ($) (2)	Disability ($)
Marc G. Naughton	Cash Severance (3)	530,000	1,440,732	—	—	—
	Benefits	—	—	—	500,000	—
	Value of Accelerated Equity (4)	—	144,500(5)	—	—	—
	Non-compete Payments (6)	1,641,478	1,641,478	—	—	—

Jeffrey A. Townsend	Cash Severance (3)	665,000	1,996,875	—	—	—
	Benefits	—	—	—	500,000	—
	Value of Accelerated Equity (4)	—	231,200(5)	—	—	—
	Non-compete Payments (6)	—	—	—	—	—

Michael R. Nill	Cash Severance (3)	665,000	1,996,875	—	—	—
	Benefits	—	—	—	500,000	—
	Value of Accelerated Equity (4)	—	231,200(5)	—	—	—
	Non-compete Payments (6)	2,266,026	2,266,026	—	—	—

Zane M. Burke	Cash Severance (3)	665,000	1,996,875	—	—	—
	Benefits	—	—	—	500,000	—
	Value of Accelerated Equity (4)	—	299,540(5)	—	—	—
	Non-compete Payments (6)	2,266,026	2,266,026	—	—	—

(1)	Assumes an effective Change in Control date of December 31, 2016.

(2)
The value of death benefits includes the value of basic life insurance. In the event of accidental death, each NEO's estate would receive the value of one additional year's salary based upon his salary at the time of death, with a cap of $500,000. In the event an NEO died in a travel accident while on Cerner business his estate would receive an additional $200,000.

(3)	Cash severance payments could be made in a lump sum or as salary continuation on regularly scheduled paydays for the applicable severance period as determined by us.

(4)
The payments relating to equity represent the value of unvested, accelerated stock options as of December 31, 2016, calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of our Common Stock on December 30, 2016 (the last trading day in fiscal year 2016). It does not include the value of the NEO's vested options as of December 31, 2016, which would equal the following amounts: Mr. Naughton, $8,688,420; Mr. Townsend, $12,774,850; Mr. Nill, $4,905,300; and Mr. Burke, $203,760.

(5)
50% of this amount relates to options that would vest automatically upon a Change in Control even if each NEO's employment continued and 50% represents options that would vest upon each NEO's termination of employment without Cause or each NEO's resignation with Good Reason within 12 months following the date the Change in Control becomes effective.

(6)
Non-compete payments represent payments for months four to 24 per the terms of the employment agreement, assuming the NEO is unable to obtain employment within three months after termination of his employment due solely to the non-compete restrictions set forth in his employment agreement. Mr. Townsend's employment agreement does not address non-compete payments.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our Directors is an executive officer of an entity of which a Company executive officer is a director. Other than Dr. Bisbee, none of our non-employee Directors has an interest in a reportable transaction that would be required to be disclosed under the section in this Proxy Statement titled "Certain Transactions." Both of our non-independent Directors, Mr. Patterson and Mr. Illig, have an interest in certain reportable transactions set forth under the section of this Proxy Statement titled "Certain Transactions." All such reportable transactions have been approved or ratified by a majority of the disinterested Directors.

None of the Company's current Compensation Committee members (Denis A. Cortese, M.D., John C. Danforth, Linda M. Dillman, William B. Neaves, Ph.D. and William D. Zollars) is or during the last fiscal year was: i) an officer or employee of the Company, or ii) a former officer of the Company.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics
We have adopted a Global Code of Conduct for all Cerner associates and Directors (including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer). Any amendments to or waivers of the Global Code of Conduct applicable to our Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer will be posted on www.cerner.com.

Governance Documents
Our Corporate Governance Guidelines, the charters of the Audit, Compensation, and Nominating, Governance & Public Policy Committees of the Board, and the Global Code of Conduct can be found on our website at www.cerner.com under "About Us, Corporate Governance." Shareholders may also request a free copy of these documents from: Cerner Corporation, c/o Corporate Secretary, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117.

Board Leadership Structure
Our Corporate Governance Guidelines (the "Guidelines"), reserve the right to the Board to vest the responsibilities of Chairman of the Board and CEO in the same individual, and the Board has exercised its discretion in combining these positions and appointing Mr. Patterson, one of the founders of the Company, to serve as Chairman and CEO. The Board believes that it is in Cerner's best interests for the CEO to serve as the Chairman of the Board in light of Mr. Patterson's vision as a co-founder of the Company and his unique knowledge, experience and relationship with the Board, the health care IT industry and the Company's management. The Board believes that the combination or separation of these positions should continue to be considered as part of the succession planning process and that it is important to retain the flexibility to allocate the responsibilities of the offices of Chairman of the Board and CEO in any manner that it determines to be in the best interests of the Company and our shareholders. Mr. Illig serves as Vice Chairman.

The Board has designated the Chairperson of the NG&PP Committee to preside over all executive sessions of the Board (the "Lead Director"). The Lead Director's responsibilities include acting as chairperson for all meetings of the independent Directors, convening meetings of the independent Directors at the request of any of them, establishing the agenda and approving the materials for those meetings, and acting as a liaison between the Chairman of the Board and the independent Directors. The independent Directors generally meet in executive sessions at each regularly scheduled Board meeting and may hold additional executive sessions as they determine necessary or appropriate. Each of the three Board Committees - i) Audit, ii) Compensation, and iii) NG&PP - is composed solely of independent Directors, each with a different independent Director serving as Committee chair. The Board may establish other committees as it deems appropriate and delegate to those committees any authority permitted by applicable law and Cerner's Bylaws. We believe that the mix of experienced independent and management Directors that make up our Board, along with the independent role of Mr. Daniels, our current Lead Director, and our independent Board Committees, benefits the Company and its shareholders.

The NG&PP Committee oversees an annual self-evaluation by the Board and each Committee, part of which focuses on the governance structure of the Board and its Committees, and seeks recommendations with respect to the structures and practices best suited for us and our shareholders.

Board Oversight of Enterprise Risk
Much attention continues to be given to the subject of how companies identify and manage corporate risk. We believe that carefully taken risks can lead to innovation and business success. We also recognize that reckless acceptance of risk or the failure to appropriately identify and mitigate risks can be destructive to achieving our objectives and optimizing shareholder value.

Our Enterprise Risk Management team conducts an annual survey of our executive management teams to identify risks, and together with our other compliance focused teams (such as Compliance/Regulatory Affairs, Human Resources and Legal) and executive management, is responsible for assessing and managing our various risk exposures on a day-to-day basis, including the creation of appropriate risk management programs and policies. The risk assessment process is global in nature and has been developed to identify and assess our risks, including the nature, likelihood, magnitude and control of the risks.

While risk oversight is a full Board responsibility, the management oversight of our ERM team has been delegated to the Audit Committee. The Audit Committee also periodically reviews and explores with management our significant risk exposures, including without limitation financial, operational, privacy, data security, business continuity, reputational, legal and regulatory risks, and the steps management has taken to monitor, mitigate and control such exposures, including our risk assessment and risk management policies. Due to the dynamic nature of risk, the overall status of our significant risks are updated and adjustments are made to Board and Committee agendas throughout the year so that risks are reviewed at relevant times. This process facilitates the Board's ability to fulfill its oversight responsibilities of risk management.

In addition, an overall review of risk is inherent in the Board's consideration of our long-term strategies and in the transactions and other matters presented to the Board, including significant capital expenditures, acquisitions and divestitures and financial matters. The Board's role in risk oversight is consistent with our leadership structure, with the CEO and other members of senior management having responsibility for assessing and managing our risk exposure, and the Board and its Committees providing oversight in connection with those efforts.

CONSIDERATION OF DIRECTOR NOMINEES

Director Qualifications
The Board's NG&PP Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. The NG&PP Committee has retained a third-party executive search firm to identify and assist in evaluating candidates as well. Upon screening and recommendation by the NG&PP Committee, the Board has the responsibility for nominating candidates for election to the Board and for filling vacancies on the Board as they arise. In identifying and evaluating potential candidates, regardless of the source of the nomination, the Board considers the qualifications listed in our Corporate Governance Guidelines and the NG&PP Committee Charter, including without limitation, the requirement that nominees should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the shareholders. We endeavor to have a Board representing diverse backgrounds, races, genders, ethnicities and in depth experience in business, health care, information technology, government and in areas that are relevant to our global activities. The NG&PP Committee also considers the composition of the Board as a whole, looking to achieve a balance of the above noted experience across the full Board and a blend of management and independent Directors, while also covering the need for specific skill-sets such as Audit Committee and Compensation Committee expertise. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time.

The NG&PP Committee and the Board believe that a diverse board leads to improved Company performance by encouraging new ideas, expanding the knowledge base available to management and fostering a boardroom culture that promotes innovation and vigorous deliberation. Thus, our Director nomination process is designed to consider diversity among the many factors that the Board considers in evaluating prospective nominees. Diversity, as considered by the NG&PP Committee, can encompass many attributes, from business experience, to substantive expertise, to background, to age, gender, ethnicity and race. The NG&PP Committee will seek qualified Board candidates from, among other areas, the traditional corporate environment, government, academia, private enterprise, non-profit organizations and professions such as accounting, human resources and legal services. The NG&PP Committee is committed to seeking out qualified and diverse director candidates, including women and individuals from minority groups, to include in the pool from which nominees are chosen. The goal of this process is to assemble a group of Board members with deep, varied experience, sound judgment and commitment to our success.

For a discussion of the individual experience and qualifications of our current Board members, please refer to the section entitled, "Information Concerning Directors" above.

Nomination Process
As stated above, the NG&PP Committee will consider recommendations for directorships submitted by shareholders. Shareholders who wish the NG&PP Committee to consider their recommendations for Director nominees should submit their recommendations in writing to the NG&PP Committee in care of our Corporate Secretary, Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117. Any such recommendations should include the nominee's name and qualifications for Board membership. Generally, such proposed candidates are considered by the NG&PP Committee at its regularly scheduled meetings and, if recommended by the NG&PP Committee, presented for consideration by the Board at its regularly scheduled meeting prior to the annual meeting. Recommendations by shareholders that are made in accordance with these procedures will receive the same consideration given to other potential nominees considered by the NG&PP Committee.

In addition, the Company's Bylaws permit shareholders to nominate Directors for election at an annual shareholder meeting. To nominate a director, the shareholder must deliver the information required by the Company's Bylaws in accordance with the procedures described below in "Shareholder Proposals."

Each of the Board's nominees for this year's election, Julie L. Gerberding, M.D., Neal L. Patterson and William D. Zollars, has been recommended by our NG&PP Committee and nominated for election by the full Board. Dr. Gerberding was initially raised as a potential director candidate for consideration by the NG&PP Committee by the third-party executive search firm retained by the NG&PP Committee.

Shareholder Access to Directors
The Board provides a process for shareholders and other interested parties to send communications to the Board or any of the individual Directors. Shareholders may send written communications to the Board or any of the individual Directors c/o Corporate Secretary, Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117. Communications will be compiled by our Corporate Secretary and submitted to the Board or the individual Directors, as applicable, on a periodic basis. In general, communications relating to corporate governance and Board matters are more likely to be forwarded than communications relating to ordinary business affairs or commercial solicitations.

Majority Voting for Directors
Cerner's Bylaws provide that, in the case of an uncontested Director election (i.e., where the number of nominees is the same as the number of Directors to be elected), Directors are elected by the affirmative vote of a majority of the votes cast, in person or by proxy, by the holders of outstanding shares of stock entitled to vote for the election of Directors. Any incumbent nominee for Director who fails to receive the requisite majority vote at an annual or special meeting held for the purpose of electing Directors, where the election is uncontested, must promptly - following certification of the shareholder vote - tender his or her resignation to the Board. The independent Directors (excluding the Director who tendered the resignation) will evaluate any such resignation in light of the best interests of Cerner and its shareholders in determining whether to accept or reject the resignation, or whether other action should be taken. In reaching its decision, the Board may consider any factors it deems relevant, including the Director's qualifications, the Director's past and expected future contributions to Cerner, the overall composition of the Board, and whether accepting the tendered resignation would cause Cerner to fail to meet any applicable rule or regulation (including NASDAQ Rules and federal securities laws). The Board will act on the tendered resignation, and publicly disclose its decision and rationale, within 90 days following certification of the shareholder vote.

CERTAIN TRANSACTIONS

The Company participates in the Health Management Academy, an industry-wide education forum, together with over 160 competitors, clients and potential clients of the Company. Dr. Bisbee, a member of our Board, is the Chairman and Chief Executive Officer of and owner of approximately 50% of the common stock of the Health Management Academy. The total amount of fees paid by the Company in 2016 to the Health Management Academy was $200,000. We intend to continue our participation in the Health Management Academy in 2017 and expect to incur total fees of the same or a lesser amount as in 2016.

GRAND Construction, LLC (the "Coordinator"), has historically provided construction management and related services to the Company in connection with the development, design and construction of our office campuses. An entity that is indirectly owned 50% by Mr. Patterson and 50% by Mr. Illig owns 60% of the voting stock of the Coordinator. We have entered into a Construction Coordinator Agreement with the Coordinator to coordinate, supervise, schedule and assist with managing the development, design and construction of (i) the first two phases of our Innovations (formerly Trails) Campus at a fee of 1.65% of certain construction costs, and (ii) a Link between the buildings for approximately $665,000. We paid the Coordinator $2,185,000 in 2016 in connection with the development of our Innovations Campus. The total estimated fees payable (including amounts previously paid) under this agreement approximate $4,278,000.

In 2016, we paid approximately $250,000 to OnGoal, LLC ("OnGoal") for a corporate suite, meetings and other events at Sporting Park and other venues directly or indirectly owned or managed by OnGoal, and Sporting Kansas City season and event/group tickets and related expenses. OnGoal owns the Sporting Kansas City professional soccer team and is a minority owner in several venues utilized by the Company for meetings and other events in the ordinary course of business.

In addition, we entered into agreements with OnGoal that permit Sporting Kansas City to utilize parking spots for OnGoal's staff on game days at our Continuous Campus at no rental cost to Sporting Kansas City/Major League Soccer, and in exchange OnGoal permits us to utilize meeting rooms in the Sporting Kansas City stadium for meetings and events on certain dates and times as requested by the Company. When OnGoal is using our parking lot, Sporting Kansas City will provide shuttles to and from the stadium, provide their own clean-up and insurance and pay us for security for the parking lots during OnGoal's usage. When we utilize meeting rooms, we will pay OnGoal for any catering costs and will coordinate with Sporting Kansas City's representatives for any required catering and event logistics. OnGoal paid us approximately $5,500 in security services expenses during 2016. OnGoal is owned 78.1% by an entity that is indirectly owned 50% by Mr. Patterson and 50% by Mr. Illig.

Certain executive officers and Board members have family members who are employed by the Company. The compensation of each such family member was established by the Company in accordance with the Company's employment and compensation practices applicable to employees with equivalent qualifications, experience, responsibilities and holding similar positions. Dr. David Nill, the brother of Julia M. Wilson and Michael R. Nill, both executive officers of the Company, is employed by Cerner Health Connections, Inc. (a wholly-owned subsidiary of the Company) as Chief Medical Officer. Dr. Nill's aggregate compensation for fiscal year 2016 was $440,192. On May 10, 2016, Dr. Nill was awarded options under the Company's 2011 Omnibus Plan, as amended (the "Omnibus Plan") to purchase 37,500 shares of the Company's Common Stock at an exercise price of $55.24 per share, such options to vest at various amounts over a period of five years. Julia M. Wilson, the sister of Michael R. Nill, an executive officer of the Company, is employed by the Company as Executive Vice President and Chief People Officer. Ms. Wilson's aggregate compensation for the fiscal year 2016 was $754,844. On March 11, 2016, Ms. Wilson was awarded options under the Company's Omnibus Plan to purchase 80,000 shares of the Company's Common Stock at an exercise price of $54.01 per share, such options to vest at various amounts over a period of five years.

We believe that these various relationships and transactions were reasonable and in the best interests of the Company.

Policies and Procedures for Review and Approval of Transactions with Related Persons

Our Board of Directors has adopted a written policy governing the approval of transactions with related parties that are reasonably expected to be disclosable under Item 404(a) of the SEC's Regulation S-K (a "Related Party Transaction"). Under the policy, the Audit Committee (or the Chairperson or certain members of management via delegation under the policy) will review the material facts of all Related Party Transactions that require approval and either approve or disapprove of the entry into the Related Party Transaction. If advance Audit Committee approval of a Related Party Transaction is not feasible, then the Related Party Transaction will be considered and, if the Audit Committee determines it to be appropriate, ratified at the Audit Committee's next regularly scheduled meeting. In determining whether to approve or ratify a Related Party Transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person's interest in the transaction.

Related Party Transactions entered into without the Audit Committee's pre-approval will not violate our policy, or be invalid or unenforceable, so long as the transaction is brought to the Audit Committee or the Chairperson of the Audit Committee as promptly as reasonably practical after it is entered into or after it becomes reasonably apparent that the transaction is covered by our policy.

Our Related Party Transaction Policy is in addition to our written conflict of interest policy that addresses instances in which an associate's or Director's private interests may conflict with the interests of the Company. We have established an ad hoc management committee, consisting of members from our Legal Group, to help administer our conflicts of interest policy and to render objective determinations regarding whether any associate's or Director's private interests may interfere with the interests of the Company. Once a transaction or relationship is identified, it is analyzed by the ad hoc management committee and outside counsel, as necessary, to determine if the transaction is a Related Party Transaction.

Conflicts of interest are also addressed in our Global Code of Conduct, which is published on our website at www.cerner.com under "About Us, Corporate Governance." Any waiver of any provision of our Global Code of Conduct for executive officers or Directors may be made only by the Board, and will be promptly disclosed as required by law or NASDAQ Rule.

We solicit information annually from our Directors and executive officers in connection with the preparation of disclosures in our annual report on Form 10-K and our annual Proxy Statement. We specifically seek information in writing pertaining to any transactions with related parties. Additionally, management informs the Board and/or its Committees regarding any potential Related Party Transaction of which management is aware. All Related Party Transactions, as well as other transactions with related persons which are not Related Party Transactions, are submitted for review and ratification by the Audit Committee on an annual basis.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, Directors and holders of 10% or more of our equity securities are required to furnish us with copies of all Section 16(a) reports they file.

Based solely on review of the copies of such reports furnished to us or written representations that no other reports were required, we believe that during the fiscal year ended December 31, 2016 all Section 16(a) filing requirements applicable to our executive officers, Directors and holders of 10% or more of our equity securities were appropriately satisfied.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information, as of March 3, 2017 (unless otherwise indicated below), with respect to the beneficial ownership of shares of Common Stock by: i) each person known to us to own beneficially more than 5% of the aggregate shares of Common Stock outstanding, ii) each Director and nominee for election as a Director, iii) each Named Executive Officer included in the Summary Compensation Table, and iv) the executive officers and Directors of the Company as a group. Each of the persons, or group of persons, in the table below has sole voting power and sole investment power as to all of the shares shown as beneficially owned by them, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Shares Outstanding
The Vanguard Group, Inc. (1)	28,188,061	8.54%
Neal L. Patterson (2)	25,224,574	7.64%
Wellington Management Group LLP (3)	21,314,454	6.46%
BlackRock, Inc. (4)	18,436,310	5.58%
Generation Investment Management LLP (5)	17,191,115	5.21%
Clifford W. Illig (6)	15,155,385	4.59%
Jeffrey A. Townsend (7)	602,136	*
Marc G. Naughton (8)	467,663	*
Michael R. Nill (9)	456,608	*
John C. Danforth (10)	415,216	*
Zane M. Burke (11)	220,374	*
William B. Neaves (12)	54,900	*
Gerald E. Bisbee, Jr.	48,500	*
William D. Zollars	28,376	*
Linda M. Dillman	24,543	*
Denis A. Cortese (13)	21,300	*
Mitchell E. Daniels, Jr. (14)	14,400	*
Julie L. Gerberding (15)	—	*
All Directors and executive officers, as a group (16 persons)	43,281,857	13.11%
*Less than one percent.

(1)
Schedule 13G/A, dated February 9, 2017 and filed by The Vanguard Group, Inc., reported sole voting power with respect to 470,437 shares of Common Stock, shared voting power with respect to 53,046 shares of Common Stock, sole investment power with respect to 27,669,385 shares of Common Stock and shared investment power with respect to 518,676 shares of Common Stock. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(2)
Mr. Patterson reports sole voting and investment power with respect to 21,785,404 shares of Common Stock and shared voting and investment power with respect to 3,439,170 shares of Common Stock. This amount includes 2,600,500 shares of Common Stock issuable upon exercise of options that are vested or will vest within 60 days. 3,263,543 shares of which Mr. Patterson is deemed to have beneficial ownership are pledged as security. The address for Mr. Patterson is Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117.

Such number of shares includes 2,898,940 held by Jeanne Lillig-Patterson, wife of Mr. Patterson, as trustee for their children. Such number of shares excludes 209,552 shares beneficially owned by Jeanne Lillig-Patterson. Mr. Patterson disclaims beneficial ownership of such shares.

(3)
Schedule 13G/A, dated February 14, 2017 and filed by Wellington Management Group LLP, reported shared voting power with respect to 2,956,384 shares of Common Stock and shared investment power with respect to 21,314,454 shares of Common Stock. The address for Wellington Management Group LLP is 280 Congress Street, Boston, Massachusetts 02210.

(4)
Schedule 13G/A, dated January 19, 2017 and filed by BlackRock, Inc., reported sole voting power with respect to 15,910,424 shares of Common Stock and sole investment power with respect to 18,436,310 shares of Common Stock. The address for BlackRock, Inc. is 55 East 52nd St., New York, New York 10055.

(5)
Schedule 13G, dated January 23, 2017 and filed by Generation Investment Management LLP, reported sole voting power with respect to 12,233,944 shares of Common Stock, shared voting power with respect to 513,446 shares of Common Stock and sole investment power with respect to 4,443,725 shares of Common Stock. The address for Generation Investment Management LLP is 20 Air Street, 7th Floor, London W1B 5AN, United Kingdom.

(6)
Mr. Illig reports sole voting and investment power with respect to 13,384,385 shares of Common Stock and shared voting and investment power with respect to 1,771,000 shares of Common Stock. This amount includes 239,000 shares of Common Stock issuable upon exercise of options that are vested or will vest within 60 days. 12,605,813 shares of which Mr. Illig is deemed to have beneficial ownership are pledged as security. Such number includes pledges by certain of Mr. Illig's family members but are included in the total because he is deemed to be the beneficial owner in accordance with SEC rules. The address for Mr. Illig is Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117.

Such number of shares includes 782,668 shares held in trust by Bonne A. Illig, wife of Mr. Illig, serving as trustee for their children.

(7)
Mr. Townsend has sole voting and investment power with respect to 602,136 shares of Common Stock. This amount includes 447,000 shares of Common Stock issuable upon exercise of options that are vested or will vest within 60 days.

(8)
Mr. Naughton has sole voting and investment power with respect to 411,721 shares of Common Stock and shared voting and investment power with respect to 55,942 shares of Common Stock. This amount includes 380,000 shares of Common Stock issuable upon exercise of options that are vested or will vest within 60 days.

Such number of shares includes 55,942 shares held jointly with Janise Naughton, wife of Mr. Naughton. Such number of shares excludes 2,600 shares beneficially owned by Janise Naughton. Mr. Naughton disclaims beneficial ownership of such shares.

(9)
Mr. Nill has sole voting and investment power with respect to 456,608 shares of Common Stock. This amount includes 327,000 shares of Common Stock issuable upon exercise of options that are vested or will vest within 60 days.

(10)
Mr. Danforth has sole voting and investment power with respect to 3,440 shares of Common Stock and shared voting and investment power with respect to 411,776 shares of Common Stock. 93,872 shares held in trust are pledged as security.

Such number of shares includes 3,440 shares held by Sally Danforth, wife of Mr. Danforth.

(11)
Mr. Burke has sole voting and investment power with respect to 220,374 shares of Common Stock. This amount includes 157,000 shares of Common Stock issuable upon exercise of options that are vested or will vest within 60 days.

(12)	Dr. Neaves has shared voting and investment power with respect to 54,900 shares of Common Stock.

(13)	Dr. Cortese has shared voting and investment power with respect to 21,300 shares of Common Stock.

(14)	Mr. Daniels has shared voting and investment power with respect to 14,400 shares of Common Stock.

(15)	Dr. Gerberding was granted restricted shares of Common Stock upon her appointment to the Board; she has no voting or investment power until such shares vest, which will not occur within 60 days.

PROPOSAL #1

ELECTION OF DIRECTORS

As discussed above under "Information Concerning Directors", as of the date of this Proxy Statement, the Board anticipates decreasing the size of the Board to nine Directors immediately prior to the 2017 Annual Shareholders' Meeting upon Mr. Danforth's retirement. Therefore, there will be three Class I Director seats up for election to the Board of Directors this year. The Board has nominated Julie L. Gerberding, M.D., Neal L. Patterson and William D. Zollars, Class I Directors who have served on our Board since March 2017, 1980 and 2005, respectively. Unless otherwise instructed, the persons named as proxies will vote for the election of Dr. Gerberding, Mr. Patterson and Mr. Zollars. Each of the Director nominees has agreed to be named in this Proxy Statement and to serve if elected.

We know of no reason why any of the nominees would not be able to serve. However, in the event a nominee is unable or declines to serve as a Director, or if a vacancy occurs before election (which events are not anticipated), the persons named as proxies will vote for the election of such other person or persons as are nominated by the Board.

Information concerning each Director nominee is set forth above under "Information Concerning Directors," along with information about other members of our Board.

Vote Required

The affirmative vote of a majority of the votes cast, in person or by proxy, is required for the election of Directors (meaning the number of shares voted "For" a nominee must exceed the number of shares voted "Against" a nominee). If any nominee for Director receives a greater number of votes "Against" his or her election than votes "For" such election, our Bylaws require that such person tender his or her resignation to the Board following certification of the vote as further discussed above under "Consideration of Director Nominees - Majority Voting for Directors." Our Board recommends a vote for the election of each of the nominees.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our independent registered public accounting firm during the year ended December 31, 2016 was KPMG LLP ("KPMG"). KPMG has audited our financial statements since 1983.

Annual Evaluation and Selection of Independent Auditors

The Audit Committee annually reviews KPMG's independence and performance in deciding whether to retain KPMG or engage a different independent auditor. In the course of these reviews, the Audit Committee considers, among other things:

•	KPMG's historical and recent performance on our audit.

•	KPMG's capability, knowledge of and expertise in handling the complexity of our global operations and industry.

•	Appropriateness of KPMG's fees for audit and non-audit services (see below).

•	KPMG's independence and established internal controls to ensure that KPMG is proactively addressing any independence or quality concerns.

•	The quality and candor of KPMG's communications with the Audit Committee and management.

•
KPMG's tenure as our independent auditor. We believe the benefits of a longer tenured audit firm are considerable and include the following: (i) institutional knowledge can result in higher audit quality; (ii) eliminating the learning curve related to our business can increase efficiency and keep costs competitive; and (iii) management time and resources can be focused on our business rather than onboarding and educating a new auditor.

Audit and Non-Audit Fees

The aggregate fees billed by KPMG for professional services rendered for the fiscal years ended December 31, 2016 and January 2, 2016 were as follows:

	Fiscal Years
	2016	2015
Audit Fees	$2,358,493	$2,795,957
Audit-Related Fees	—	—
Tax Fees	39,700	25,548
Other Fees	56,667	—
Total	$2,454,860	$2,821,505

Audit Fees. Audit fees include fees for professional services rendered for the audit of our consolidated financial statements included in our annual report on Form 10-K, for the review of our consolidated financial statements included in our quarterly reports on Form 10-Q, for routine consultation on accounting and reporting matters that directly affected the consolidated financial statements, and issuance of consents. Additionally, audit fees include fees for professional services rendered for audits of foreign subsidiaries in support of statutory reporting requirements.

Audit-Related Fees. There were no audit-related fees billed to us by KPMG for the years ended December 31, 2016 and January 2, 2016.

Tax Fees. Tax fees include fees for tax consulting services.

All Other Fees. All other fees include services associated with providing observations and recommendations over government contracting activities and compliance, and services associated with software certification.

The Audit Committee has determined that the provision of services by KPMG described in the preceding paragraphs is compatible with maintaining KPMG's independence. All permissible non-audit services provided by KPMG in 2016 were pre-approved by the Audit Committee. In addition, audit engagement hours were performed by KPMG's full-time, permanent employees and/or affiliated employees in non-U.S. offices.

Pursuant to Section 202 of the Sarbanes-Oxley Act of 2002, our Audit Committee has approved all audit and non-audit services performed to date and currently planned to be provided related to the fiscal year 2017 by our independent registered public accounting firm, KPMG. The services include the annual audit, quarterly reviews, issuances of consents related to SEC filings, and services associated with government contracting activities and compliance.

PROPOSAL #2

RATIFICATION OF THE APPOINTMENT OF KPMG
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Based on its evaluation and the Audit Committee's determination that KPMG is independent, our Audit Committee has retained the firm of KPMG as our independent registered public accounting firm for fiscal year 2017, and we are asking shareholders to ratify that appointment. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment but will not necessarily select another firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our shareholders. Representatives of KPMG will be present at the Annual Shareholders' Meeting, and will have the opportunity to make a statement and be available to answer questions.

Vote Required

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required for approval of this proposal. Our Board recommends a vote in favor of the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2017.

PROPOSAL #3

ADVISORY VOTE TO APPROVE THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, we are providing our shareholders with a vote to approve, on an advisory or non-binding basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules.

Our compensation strategy is to offer competitive compensation packages to attract, motivate and reward qualified associates who contribute significant value to the Company and to reward performance, such as attainment of business and individual associate goals, business results, leadership, and strong relationships with clients, and is not based on rewarding seniority. This pay-for-performance compensation strategy is linked to our performance management philosophy that is designed to identify and reward associate performance through compensation. This approach, which has been used consistently over the years, has resulted in our ability to attract and retain the executive talent necessary to lead us during a period of tremendous growth and transformation. Please refer to "Compensation Discussion and Analysis" for an overview of the compensation of our NEOs.

We are asking our shareholders to indicate their support for our NEOs' compensation as described in this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal, gives our shareholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking our shareholders to approve, on an advisory basis, the following resolution:

"RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED."

This vote is advisory and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board and the Compensation Committee value the opinions of Cerner shareholders and to the extent there is any significant vote against the compensation of our NEOs as disclosed in this Proxy Statement, we will consider those shareholders' concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Currently, the Company conducts the shareholder advisory votes on executive compensation required by Rule 14a-21(a) on an annual basis and therefore, the next such shareholder vote is expected to occur at the Company's 2018 Annual Shareholders' Meeting, subject to consideration of the vote outcome of Proposal #4.

Vote Required

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required for advisory approval of this proposal. Our Board recommends a vote in favor of the approval of the compensation of the Company's NEOs as disclosed in this Proxy Statement.

PROPOSAL #4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act requires the Company to include in its proxy statement the say-on-pay vote described in Proposal #3 not less frequently than once every three years. Section 14A also requires the Company to provide shareholders, at least every six years, with the opportunity to vote on whether the say-on-pay vote should be held every year, every two years or every three years. The Company's shareholders last voted on the frequency with which an advisory vote on the compensation of our NEOs should be held at the 2011 Annual Meeting.

After careful consideration of the frequency alternatives, the Board believes that the Company should hold a say-on-pay vote every year. In formulating its recommendation, the Board considered that compensation decisions are made annually and that an annual advisory vote on the compensation of our NEOs will allow shareholders to provide more frequent and direct input on our compensation philosophy, policies and practices.

Shareholders are not voting to approve or disapprove of the Board's recommendation. Instead, the proxy card provides shareholders with four choices with respect to this proposal: one year, two years, three years or shareholders may abstain from voting on the proposal. For the reasons discussed above, we are asking our shareholders to vote for a "one year" frequency when voting on this proposal at the 2017 Annual Shareholders' Meeting.

Vote Required

The option of one year, two years or three years that receives the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the meeting will be the frequency for the advisory vote that has been recommended by shareholders. In the event that no option receives a majority of votes cast, the Board will consider the option that receives the most votes to be the option selected by shareholders. The Board will consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on the compensation of our NEOs. However, because this vote is advisory and not binding, the Board may decide that it is in the best interests of Cerner and our shareholders to hold an advisory vote more or less frequently than the alternative that has been selected by our shareholders. Our Board recommends that you vote to hold an advisory vote on the compensation of our NEOs every year.

SHAREHOLDER PROPOSALS

Submitting a Shareholder Proposal for the 2018 Annual Meeting
For a shareholder proposal to be considered for inclusion in our proxy statement for the 2018 Annual Shareholders' Meeting, the Corporate Secretary must receive the written proposal at our principal executive offices on or before December 14, 2017. Such proposals must comply with SEC Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

If a shareholder intends to present a proposal for consideration at the 2018 Annual Shareholders' Meeting pursuant to the procedures contemplated in the Company's Bylaws, Amended & Restated as of February 25, 2016 (as amended, the "Bylaws"), outside the processes of SEC Rule 14a-8, the shareholder must provide the information required by the Company's Bylaws and give timely notice to the Corporate Secretary in accordance with the Company's Bylaws. In general, the Bylaws require that the notice be received by the Corporate Secretary between January 24, 2018 and February 23, 2018, unless, the date of the shareholder meeting is moved more than 30 days before or after May 24, 2018, in which case notice must be received not later than the close of business on the later of 120 calendar days in advance of such annual meeting or 10 calendar days following the date on which public announcement of the date of the meeting is first made. Notice received outside of these dates is considered untimely.

Director Nominations
Proxy Access Nominees
Our Bylaws allow a single shareholder or group of up to 20 shareholders who have held at least 3% of our common stock for at least three years to submit director nominees (up to 20% of the Board) for inclusion in our Proxy Statement if the shareholder(s) and nominee(s) satisfy the requirements specified in our Bylaws. To nominate an individual for election at our 2018 Annual Shareholders' Meeting and inclusion in our Proxy Statement, notice must be received by our Corporate Secretary at our principal executive offices no earlier than November 14, 2017 and no later than December 14, 2017 to be timely. The notice must contain the specific information required by our Bylaws.

Non-Proxy Access Nominations (Advance Notice Provisions)
To nominate an individual for election at the 2018 Annual Shareholders' Meeting outside of the proxy access process, the shareholder must give timely notice to the Corporate Secretary in accordance with the Company's Bylaws, which, in general, require that the notice be received by the Corporate Secretary between January 24, 2018 and February 23, 2018, unless the date of the shareholder meeting is moved more than 30 days before or after May 24, 2018, in which case the nomination must be received not later than the close of business on the later of 120 calendar days in advance of such annual meeting or 10 calendar days following the date on which public announcement of the date of the meeting is first made. The notice must contain the specific information required by our Bylaws.

General Information Relating to Shareholder Proposals and Nominations
Any shareholder who wishes to submit a shareholder proposal or to nominate a Director nominee should send such proposal or nomination to our principal executive offices at Cerner Corporation, Attention: Corporate Secretary, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117. You may contact the Corporate Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates. The Company's Bylaws also are available on our website at www.cerner.com under "About Us, Corporate Governance."

We reserve the right to reject, rule out of order, or take other appropriate actions with respect to any proposal or nomination that does not comply with the procedures described above and other applicable requirements. In addition, a proxy may confer discretionary authority to vote on any matter at a meeting if we do not receive notice of the matter within the time frames described above.

HOUSEHOLDING OF PROXY MATERIALS

In an effort to reduce printing costs and postage fees, we have adopted a practice approved by the SEC called "householding." Under this practice, shareholders who have the same address and last name will receive only one paper copy of our Annual Report and Proxy Statement, unless one or more of these shareholders notifies us that he or she wishes to receive individual copies. Upon such notice, by written or oral request, we will promptly deliver a separate copy of the Annual Report and Proxy Statement to a shareholder at a shared address.

If: (1) you share an address with another shareholder and received only one copy of our Annual Report and Proxy Statement, and would like to request separate paper copies; or (2) you share an address with another shareholder and together you would in the future like to receive only a single paper copy of the Annual Report and Proxy Statement, please notify our Corporate Secretary by mail at 2800 Rockcreek Parkway, North Kansas City, Missouri 64117 or by telephone at (816) 221-1024.

OTHER MATTERS

We know of no other matters to be brought before the Annual Shareholders' Meeting. If any other matter properly comes before the Annual Shareholders' Meeting, it is the intention of the persons named in the enclosed Proxy Card to vote the shares represented by the proxies as the Board may recommend.

BY ORDER OF THE BOARD OF DIRECTORS,

Randy D. Sims
Secretary
North Kansas City, Missouri
April 24, 2017

APPENDIX I

CERNER CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS
For the years ended December 31, 2016 and January 2, 2016
(unaudited)

ADJUSTED NET EARNINGS AND ADJUSTED DILUTED EARNINGS PER SHARE

(In thousands, except per share data)	Years Ended
	2016	2015

Net earnings (GAAP)	$636,484	$539,362

Pre-tax adjustments for Adjusted Net Earnings:
Share-based compensation expense	80,591	74,926
Health Services acquisition-related amortization	80,647	79,029
Acquisition-related deferred revenue adjustment	20,470	48,100
Other acquisition-related adjustments	4,338	45,804
Voluntary separation plan expense	36,080	46,495

After-tax adjustments for Adjusted Net Earnings:
Income tax effect of pre-tax adjustments	(68,166)	(92,646)

Adjusted Net Earnings (non-GAAP)	$790,444	$741,070

Diluted weighted average shares outstanding	343,653	350,908

Adjusted Diluted Earnings Per Share (non-GAAP)	$2.30	$2.11

Explanation of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, we supplement our GAAP results with certain non-GAAP financial measures, which we believe enable investors to better understand and evaluate our ongoing operating results and allows for greater transparency in the review and understanding of our overall financial, operational and economic performance. These non-GAAP financial measures are not meant to be considered in isolation, as a substitute for, or superior to GAAP results and investors should be aware that non-GAAP measures have inherent limitations and should be read only in conjunction with Cerner's consolidated financial statements prepared in accordance with GAAP. These non-GAAP measures may also be different from similar non-GAAP financial measures used by other companies and may not be comparable to similarly titled captions of other companies due to potential inconsistencies in the method of calculations. We provide the measures of Adjusted Net Earnings and Adjusted Diluted Earnings Per Share as such measures are used by management, along with GAAP results, to analyze Cerner's business, make strategic decisions, assess long-term trends on a comparable basis, and for management compensation purposes.

We calculate each of our non-GAAP financial measures as follows:

Adjusted Net Earnings - Consists of GAAP net earnings adjusted for: (i) share-based compensation expense, (ii) Health Services acquisition-related amortization, (iii) acquisition-related deferred revenue adjustment, (iv) other acquisition-related adjustments, (v) voluntary separation plan expense, and (vi) the income tax effect of the aforementioned items.

Adjusted Diluted Earnings Per Share - Consists of Adjusted Net Earnings, as defined above, divided by diluted weighted average shares outstanding, in the applicable period.

Adjustments included in the calculation of Adjusted Net Earnings are described below:

Share-based compensation expense - Non-cash expense arising from our equity compensation and stock purchase plans available to our associates and directors. We exclude share-based compensation expense as we believe the amount of such non-cash expenses in any specific period may not directly correlate to the underlying performance of our business operations. Share-based compensation expense is included in our Condensed Consolidated Statements of Operations as follows:

(In thousands)	Years Ended
	2016	2015

Sales and client service	$40,879	$36,150
Software development	16,815	16,254
General and administrative	22,897	22,522
Total share-based compensation expense	$80,591	$74,926

Health Services acquisition-related amortization - Non-cash expense consisting of the amortization of customer relationships, acquired technology, and trade name intangible assets recorded in connection with our acquisition of the Health Services business in February 2015. We exclude Health Services acquisition-related amortization as we believe the amount of such non-cash expenses in any specific period may not directly correlate to the underlying performance of our business operations. Such amount is included in our Condensed Consolidated Statements of Operations in the caption "Amortization of acquisition-related intangibles."

Acquisition-related deferred revenue adjustment - Consists of acquisition-related deferred revenue adjustments in connection with our acquisition of the Health Services business in February 2015. Accounting guidance requires that deferred revenue acquired in a business combination be written-down to an estimate of fulfillment cost, plus a normal profit margin, as a part of the allocation of purchase price to assets acquired and liabilities assumed. We add back the amount of the write-down applicable to the period as we believe such amount directly correlates to the underlying performance of our business operations.

Other acquisition-related adjustments - Consists of acquisition, employee separation, and other costs associated with our acquisition of the Health Services business in February 2015. We exclude other acquisition-related adjustments as they are non-recurring charges, and we believe the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations. Such amount is included in our Condensed Consolidated Statements of Operations in the caption "General and administrative" expense.

Voluntary separation plan expense - Consists of expense associated with our voluntary separation plans available to certain associates for specific time periods in 2016 and 2015. We exclude voluntary separation plan expense as we believe the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations. Such amount is included in our Condensed Consolidated Statements of Operations in the caption "General and administrative" expense.

Income tax effect of pre-tax adjustments - The GAAP effective income tax rate for the applicable quarterly period is applied to pre-tax adjustments for Adjusted Net Earnings.

From:	SPECIMEN [id@ProxyVote.com]
Sent:	Monday, April 24, 2017 8:12 AM
To:	Associate
Subject:	#CERNER12# CERNER CORPORATION Annual Meeting %P21033_0_012345678901_0000001%

TO: Cerner Corporation 401(k) Associate Participants
SUBJECT: Cerner 2017 Annual Shareholders' Meeting: Electronic Voting Instructions

The Annual Shareholders' Meeting of Cerner Corporation (the "Company") will be held at 10:00 a.m., local time, on May 24, 2017. You have been enrolled to receive shareholder communications and to submit voting instructions via the Internet.

Please read the following information carefully.

As a participant in the Cerner Corporation Foundations Retirement Plan (the "Plan"), you are entitled to instruct Fidelity (the "Trustee") to vote the shares of Common Stock of the Company held by you under the Plan as of March 29, 2017. As of March 29, 2017, your Plan account reflected 123,456,789,012.000000 shares of Common Stock.

The number of shares of Common Stock shown includes any shares of Common Stock purchased as either an Associate contribution or Company contribution. Therefore, you may not be vested in the total number of shares of Common Stock indicated.

There are four items for which you may vote:

Proposal #1:	The election of three director nominees.

Proposal #2:	Ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for 2017.

Proposal #3:	Approval, on an advisory basis, of the compensation of our Named Executive Officers.

Proposal #4:	Approval, on an advisory basis, of the frequency of future advisory vote on the approval of the compensation of our Named Executive Officers (every one, two or three years).

Details about each of these items are provided in the 2017 Proxy Statement.

The Board of Directors recommends that you vote for the election of director nominees Julie L. Gerberding, M.D., Neal L. Patterson and William D. Zollars; for Proposals 2 and 3; and for the "1 Year" frequency alternative in Proposal 4.

CONTROL NUMBER: 012345678901

You can enter your voting instructions and view the shareholder material at the following internet site. If your browser supports secure transactions, you will automatically be directed to a secure site.

http://www.proxyvote.com/0012345678901

To access Proxy Vote, you will need the above CONTROL NUMBER and a four-digit PIN. The PIN number you will need is the last four digits of your social security number. Internet voting is accepted up to 11:59 p.m. ET, May 21, 2017. In accordance with the terms of the Plan, the Trustee will vote all of the shares held in the plan in the same proportion as the actual proxy votes submitted by plan participants by 11:59 p.m. (ET) on May 21, 2017.

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders' Meeting to be held on May 24, 2017: This communication is not a form for voting and presents only an overview of the more complete proxy materials. The 2016 Annual Report and 2017 Proxy Statement are available at www.cerner.com under "Investor Relations, Financial Information, Proxy Materials" or by following this link: http://www.cerner.com/About_Cerner/Investor_Relations/Proxy_Materials/. We encourage you to access and review the proxy materials before voting.

The Company's 2016 Annual Report and its 2017 Proxy Statement may also be provided, at the participant's request, in hard copy form. To receive a paper copy of the Company's 2016 Annual Report and 2017 Proxy Statement, please contact Rheana Papek at (816) 201-2884.

Once you submit your votes, the process is complete and your votes will remain confidential.

+

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 23, 2017. Have your Proxy Card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

CERNER CORPORATION 2800 ROCKCREEK PARKWAY NORTH KANSAS CITY, MO 64117
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 23, 2017. Have your Proxy Card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your Proxy Card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON
All shareholders of record as of March 29, 2017 (or holders in street name who have obtained a valid proxy) may vote in person at the meeting.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, Proxy Cards and annual reports electronically via e-mail. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E22780-P87834 KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CERNER CORPORATION

Each of the following Proposals have been proposed by the Company:
1. Election of Directors
Nominees	For	Against	Abstain
1a. Julie L. Gerberding, M.D.	☐	☐	☐
1b. Neal L. Patterson	☐	☐	☐
1c. William D. Zollars	☐	☐	☐			For	Against	Abstain

2. Ratification of the appointment of KPMG LLP as the independent registered public accounting firm of Cerner Corporation for 2017.						☐	☐	☐

3. Approval, on an advisory basis, of the compensation of our Named Executive Officers.						☐	☐	☐

					1 Year	2 Years	3 Years	Abstain
4. Approval, on an advisory basis, of the frequency of future advisory votes on the approval of the compensation of our Named Executive Officers.					☐	☐	☐	☐

NOTE: This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this Proxy will be voted FOR each nominee in Proposal 1; FOR Proposals 2 and 3; and for a frequency of "1 Year" on Proposal 4. In their discretion, the appointed proxies are to vote upon such other business as may properly come before the meeting which the Board of Directors does not have knowledge of a reasonable period of time before the solicitation of this Proxy.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

If you are a registered shareholder possessing a physical stock certificate and you need to update the address on your stock certificate, please contact our transfer agent, Computershare Trust Company N.A., to make this change. Computershare's contact information is as follows:

Internet: www.computershare.com/investor

Phone: (800) 884-4225

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
M87373-P59864

CERNER CORPORATION

This proxy is solicited by the Board of Directors of Cerner Corporation

This Proxy is solicited by the Board of Directors for the 2017 Annual Shareholders' Meeting of Cerner Corporation, a Delaware corporation, to be held May 24, 2017, at 10:00 a.m., local time, at The Cerner Round auditorium in the Cerner Vision Center, located on the Cerner Campus at 2850 Rockcreek Parkway, North Kansas City, Missouri 64117.

The undersigned hereby appoints Clifford W. Illig and Neal L. Patterson, and each of them, jointly and severally, with full power of substitution, as attorneys-in-fact, to vote all the shares of Common Stock of Cerner Corporation which the undersigned is entitled to vote at the 2017 Annual Shareholders' Meeting of Cerner Corporation to be held on May 24, 2017, and at any postponement or adjournment thereof, on the transaction of any and all business which may come before said meeting, as fully and with the same effect as the undersigned might or could do if personally present for the purposes set forth. The undersigned hereby acknowledges receipt of the Notice of Annual Shareholders' Meeting and Proxy Statement, dated April 24, 2017, and the 2016 Annual Report to Shareholders.

This Proxy Card will be voted "FOR" the election of director nominees: Julie L. Gerberding, M.D., Neal L. Patterson and William D. Zollars; "FOR" Proposals #2 and #3; and for the "1 Year" frequency on Proposal #4 if no choices are selected for any such proposals.

If you want to vote in accordance with the recommendation of the Board of Directors, simply sign where indicated on the other side and return this card.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY IN THE ENVELOPE PROVIDED.

Continued and to be signed and dated on reverse side